The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are part of an effective registration statement filed with the Securities and Exchange Commission. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 23, 2011

Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 333-168107

PRELIMINARY PROSPECTUS SUPPLEMENT
(To Prospectus Dated September 2, 2010)

400,000 Shares

Evolution Petroleum Corporation

8.5% Series A Cumulative Preferred Stock
$            Per Share
Liquidation Preference $25.00 Per Share

          We are offering 400,000 shares of our 8.5% Series A Cumulative Preferred Stock, par value $0.001 per share, which we refer to in this prospectus supplement as the Series A Preferred Stock. The offering of Series A Preferred Stock contemplated by this prospectus supplement is the first issuance of shares of this series by us. With respect to shares of Series A Preferred Stock issued pursuant to this prospectus supplement, we anticipate setting the record date for a June 2011 partial dividend period on June 30, 2011, with such initial dividend payment to be made at the end of July 2011. Any subsequently issued shares of Series A Preferred Stock will become entitled to dividends commencing on the first monthly record date following the date of issuance, and we anticipate setting record dates as of the fifteenth of every month with dividends to be paid at the end of the month to such holders of record. Dividends will be in the amount of $2.125 per share each year, which is equivalent to 8.5% of the $25.00 liquidation preference per share. If the Series A Preferred Stock, however, is not listed on a "national exchange," as defined in this prospectus supplement, for a total of at least 180 consecutive days after the Series A Preferred Stock becomes eligible for listing on a national exchange or if we fail to pay cash dividends on the outstanding Series A Preferred Stock in full for any monthly dividend period within a quarterly period for a total of four consecutive or non-consecutive quarterly periods and such dividends remain accumulated, accrued and unpaid, subject to our right to remedy these matters as described in this prospectus supplement, investors will be entitled to receive cumulative cash dividends at the increased rate of 10.5% per annum of the $25.00 liquidation preference per share (equivalent to $2.625 per year per share) as outlined in this prospectus supplement.

          Investors in our Series A Preferred Stock generally will have no voting rights other than with respect to the authorization or creation of shares ranking senior to the Series A Preferred Stock, matters directly and adversely impacting the rights of the holders and for certain share exchanges and other acquisitions. However, holders will have limited voting rights if the Series A Preferred Stock is not listed on a national exchange for at least 180 consecutive days after the shares first become eligible for listing, we fail to make a monthly dividend payment on the outstanding Series A Preferred Stock during a quarterly period for four or more consecutive or non-consecutive quarters, and under certain other circumstances. The voting rights of investors in our Series A Preferred Stock are further described in this prospectus supplement under "Description of Series A Preferred Stock—Voting Rights."

          We may not redeem the Series A Preferred Stock before June [    •    ], 2014, except as described below. On or after June [    •    ] , 2014, we may, at our option, redeem the Series A Preferred Stock, in whole or in part, by paying $25.00 per share, plus any accrued and unpaid dividends to the redemption date. If at any time a "Change of Ownership or Control," as defined in this prospectus supplement, occurs, we (or the acquiring company) will have the option to redeem the Series A Preferred Stock, in whole but not in part, within 90 days after the date on which the Change of Ownership or Control has occurred at specified redemption amounts as described in this prospectus supplement. Our Series A Preferred Stock has no stated maturity, will not be subject to any sinking fund or other mandatory redemption, and will not be convertible into any of our other securities.

          Our underwriter is selling shares of the Series A Preferred Stock on a "best efforts" basis. Our underwriter is not required to sell any specific number or dollar amount of securities but will use its best efforts to sell the securities offered in this prospectus supplement. Our underwriter will receive a commission with respect to such sales. There is no arrangement for funds to be received in escrow, trust or similar arrangement. For additional information regarding our arrangement with the underwriter and underwriting compensation, please see "Underwriting" beginning on page S-50 of this prospectus supplement.

          There is currently no public market for our Series A Preferred Stock. Subject to issuance, we anticipate that our shares of Series A Preferred Stock will be approved for listing on the NYSE Amex under the symbol "EPM.PR.A."

          Investing in our Series A Preferred Stock involves a high degree of risk. You should carefully consider the "Risk Factors" beginning on page S-14 of this prospectus supplement and page 13 of our Annual Report on Form 10-K for the year ended June 30, 2010, and as updated in our Quarterly Reports on Form 10-Q for the three month periods ended September 30, 2010, December 31, 2010, and March 31, 2011.

	Per Share	Total

Public offering price	$[•]	$[•]

Underwriting commissions	$[•]	$[•]

Proceeds, before expenses, to us	$[•]	$[•]

          You should also refer to the "Underwriting" section beginning on page S-50 of this prospectus supplement for further information regarding underwriting commissions.

          We expect that the Series A Preferred Stock will be ready for delivery in book-entry form through The Depository Trust Company on or about June [    •    ] , 2011.

          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Sole Book Running Manager

The date of this prospectus supplement is June [    •    ], 2011.

        This prospectus supplement and the accompanying prospectus, including the exhibits and the documents incorporated herein by reference, can be accessed on the Securities and Exchange Commission's website or at the Securities and Exchange Commission's offices described under the heading "Where You Can Find More Information."

ABOUT THIS PROSPECTUS SUPPLEMENT

        This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, including the documents incorporated by reference, provides more general information, some of which may not apply to this offering. The accompanying prospectus was filed as part of our registration statement on Form S-3 (registration no. 333-168107) with the Securities and Exchange Commission (the "SEC") on July 14, 2010, and amended on August 10, 2010, as part of a "shelf" registration process. Under the shelf registration process, we may offer to sell debt securities, common stock, preferred stock, and warrants, from time to time, in one or more offerings, up to a total dollar amount of $50,000,000. Generally, when we refer to this prospectus supplement, we are referring to both parts of this document combined. We urge you to carefully read this prospectus supplement, the information incorporated by reference, the accompanying prospectus, and any free writing prospectus that we authorize to be distributed to you before buying any of the securities being offered under this prospectus supplement. This prospectus supplement may supplement, update or change information contained in the accompanying prospectus. To the extent that any statement that we make in this prospectus supplement is inconsistent with statements made in the accompanying prospectus or any documents incorporated by reference therein, the statements made in this prospectus supplement will be deemed to modify or supersede those made in the accompanying prospectus and such documents incorporated by reference therein.

        You should rely only on the information contained, or incorporated by reference, in this prospectus supplement, contained, or incorporated by reference, in the accompanying prospectus, or contained in any free writing prospectus we have authorized to be distributed to you in connection with this offering. We have not, and the underwriter has not, authorized anyone to provide you with different or inconsistent information. You should not rely on any unauthorized information or representation. This prospectus supplement is an offer to sell only the securities offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus supplement, the accompanying prospectus and any free writing prospectus authorized to be distributed by us is accurate only as of the date on the front of the applicable document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus supplement, the accompanying prospectus, any free writing prospectus or any sale of a security. Our business, assets, financial condition, results of operations and prospects may have changed since such dates.

        We are not making any representation to you regarding the legality of an investment in Series A Preferred Stock by you under applicable law. You should consult with your own legal advisors as to the legal, tax, business, financial and related aspects of a purchase of the Series A Preferred Stock.

        Information contained on or accessible through our website, www.evolutionpetroleum.com, does not constitute part of this prospectus.

        In this prospectus supplement, "Evolution," the "Company," "we," "us," and "our" refer to Evolution Petroleum Corporation and its subsidiaries.

 PROSPECTUS SUPPLEMENT SUMMARY

        This summary highlights certain information about us, this offering and information appearing elsewhere in this prospectus supplement, in the accompanying prospectus and in the documents we incorporate by reference. This summary is not complete and does not contain all of the information that you should consider before investing in our securities. To fully understand this offering and its consequences to you, you should carefully read this entire prospectus supplement, the accompanying prospectus and any free writing prospectus distributed by us, including the information contained under the heading "Risk Factors" in this prospectus supplement beginning on page S-14 and the financial statements and other information incorporated by reference into this prospectus supplement and the accompanying prospectus, before making an investment decision. See "Glossary of Oil and Natural Gas Terms" beginning on page S-53 of this prospectus supplement for abbreviations and definitions commonly used in the oil and natural gas industry that are used in this prospectus supplement.

 Evolution Petroleum Corporation

Our Business

        We are a petroleum company engaged primarily in the acquisition, exploitation and development of properties for the production of crude oil and natural gas, onshore in the United States. We acquire known, underdeveloped oil and natural gas resources and exploit them through the application of capital, sound engineering and modern technology to increase production, ultimate recoveries, or both. We are focused on increasing underlying asset values on a per share basis. In doing so, we depend on a conservative capital structure, allowing us to maintain control of our assets for the benefit of our shareholders, including approximately 20% beneficially owned by all of our directors, officers and employees.

        Our principal executive offices are located at 2500 City West Blvd, Suite 1300, Houston, Texas 77042, and our telephone number is (713) 935-0122. We maintain a website at www.evolutionpetroleum.com, but information contained on our website does not constitute part of this document. Copies of our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K are located at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the SEC's Public Reference Room can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet site that contains reports, proxy and information statements, and other information regarding our filings at www.sec.gov. In addition, you may read our SEC filings at the offices of the New York Stock Exchange, which is located at 20 Broad Street, New York, New York 10005.

Our Finances

  •
  Since June 30, 2006:

  •
  We remained debt free.

  •
  We funded all of our capital expenditures and operations from our working capital and cash flows from operations.

  •
  Our operating statement performance has been impacted by $9.1 million of non-cash stock compensation expense we recorded to align our employee's 20% beneficial ownership interests with our shareholders.

  •
  Our cash flows from operations have generally been positive, aggregating $8.9 million since June 2007.

  •
  At June 30, 2010 (the date of our last annual reserve reports, using constant NYMEX pricing of $76.21/barrel & $4.10/mcf):

  •
  Our net proved reserves were 12.4 million barrels of oil equivalent (BOE), with a PV-10 of $266 million*.

    •
    Our net unrisked probable reserves were 7.2 million BOE, with a PV-10 of $64 million*.

*
PV-10 is a non-GAAP measure, and is the pre-tax component of the Standardized Measure of Future Net Cash Flows. See the discussion and reconciliation in the footnote at the end of this section.

  •
  Our depletion rate of $4.31 per BOE was relatively low, especially since our reserves were 91% liquids (83% oil and 9% NGLs), and the cost of our oil and gas assets has never been written down.

  •
  15.1 million net barrels of our proved and probable oil reserves were attributed to our share of the Delhi CO2 flood project, which bears no capital or operating costs to us until the operator reaches a $200 million payout. See "Our Business Strategy—Delhi Field CO2 EOR (Enhanced Oil Recovery) Project."

•
At March 31, 2011:

•
Our working capital was $3.1 million, compared to working capital of $3.2 million at December 31, 2010 and $4.9 million at June 30, 2010.

•
Completion of our capital expenditure program for our fiscal year ending June 30, 2011 does not depend on proceeds from this offering.

•
Production sales increased 113% at Delhi over the quarter ended December 31, 2010, to 2,003 gross barrels per day, while Giddings sales volumes remained unchanged.

•
For the recent quarter, 98% of Delhi's production came from Phase I of the project, which is smaller than the average planned for each of Phases II through VI. For an explanation of the Phases see "Our Business Strategy—Delhi Field CO2 EOR (Enhanced Oil Recovery) Project."

•
To date, the operator of Delhi had expended $365 million for capital development of the Delhi CO2 project, our share of which was zero.

•
Recent Developments:

•
Our board of directors has authorized us to seek a senior unsecured revolving credit facility in an amount up to $5 million. Our current intention is to maintain this line as a standby facility to meet unplanned investment opportunities that may arise. We are uncertain at this time if or when we would be able to obtain such a facility or, if a facility is obtained, the terms of such arrangement.

Our Business Strategy

        Our strategy is intended to generate scalable, low unit cost, development and re-development opportunities that minimize or eliminate exploration risks. These opportunities involve the application of modern technology, our own proprietary technology and our specific expertise in overlooked areas of the United States.

        The assets we exploit currently fit into three types of project opportunities:

  •
  Enhanced Oil Recovery (EOR),

  •
  Bypassed Primary Resources, and

  •
  Unconventional Gas Development.

        Our active projects in these categories are:

Delhi Field CO2 EOR (Enhanced Oil Recovery) Project

        Our interests in the Delhi Holt Bryant Unit in the Delhi Field, located in Northeast Louisiana, are currently our most significant assets. Although producing ~20 BOPD upon our purchase in 2003, the

Unit had a prolific production history totaling ~190 million barrels of oil through primary and partial secondary recovery operations. Through our farm-out in 2006, the Unit is currently being redeveloped as an EOR project utilizing CO2 flood technology by a subsidiary of Denbury Resources Inc. as Operator, targeting an estimated 68 million barrels of additional gross recovery.

        Our independent reservoir engineers, DeGolyer & MacNaughton ("D&M") assigned the following net reserves to our interests at Delhi using constant operating costs and a constant NYMEX oil price of $76.21, adjusted for field location and grade, as then in effect as of June 30, 2010:

  •
  9.4 MMBBLs of proved oil reserves, with a PV-10 of $224.5 million*, net to our interest

  •
  5.7 MMBBLS of probable oil reserves, with a PV-10 of $51.2 million*, net to our interest

        Our net interests in the EOR project in the Delhi Holt Bryant Unit consist of:

  •
  A 7.4% royalty interest, bearing no operating or capital cost burdens to us, in effect throughout the life of the project.

  •
  A 23.9% reversionary working interest with an associated 19.2% net revenue interest. The working interest reverts to us when the Operator has generated $200 million of field revenue to the 100% working interest, less direct operating expenses including the cost of purchased CO2.

  •
  Upon reversion of the deemed $200 million payout, regardless of the Operator's actual capital expenditures, we begin bearing 23.9% of all future operating and capital expense. Also at payout reversion, our net revenue interest increases from 7.4% to an aggregate 26.5%.

        The Operator has planned six phases for the installation of the CO2 flood. We refer to them as Phases I thru VI.

        Field sales volumes at Delhi averaged 2,003 gross barrels of oil per day (BOPD), or 148 BOPD net to our interest during our third fiscal quarter ended March 31, 2011, or FQ3-11, more than double the 920 gross and 68 net BOPD rate in the immediately prior quarter ended December 31, 2010, or FQ2-11. Gross sales volumes increased steadily throughout FQ3-11 from Phase I of the CO2-EOR project, accounting for approximately 98% of total Delhi volumes in FQ3-11. All net sales at Delhi are currently generated by our 7.4% royalty interest that is free of all cost and expense.

        Implementation of Phase II, which is more than double the size of Phase I, commenced with incremental CO2 injection at the end of December 2010. First tertiary oil response from Phase II occurred during March 2011, ahead of the expected mid-year 2011 first production date, and accounted for approximately 2% of Q3-11 sales volumes. Phase I similarly responded earlier than expected in March 2010. We expect significant increases in EOR production from Phase II during the remainder of fiscal 2011 and into fiscal 2012.

        Phase III is currently being installed with first CO2 injection expected during calendar 2011. We expect that the remaining phases IV-VI will be installed similarly over the next few years and are scheduled to include similar numbers of wells as in Phase II, as compared to the much smaller Phase I.

        During Q3-11, Delhi's Louisiana Light Sweet ("LLS") crude oil sales realized a 12% price premium over the sales price we received from our Giddings production in central Texas. We expect that a similar market differential may continue into fiscal 2012.

Bypassed Primary Resource Projects

Giddings Field

        We have three engineers on our staff possessing experience in the Giddings Field of Central Texas dating back to the late 1980s. Based on this experience, we acquired acreage in Giddings through open leasing, targeting the Austin Chalk, Buda and Georgetown formations.

        In late calendar 2007, we initiated a redevelopment drilling program in the Giddings Field. As of June 30, 2010, we had placed ten wells into production, including seven wells that were re-entered and re-drilled, one newly drilled well and two wells that were restored to production through workovers. Of the ten, we owned 100% of the working interests with an approximate 80% net revenue interest on 5,027 net developed acres, representing approximately 36% of our 13,891 net acres at Giddings. Total net proved reserves assigned to our properties in the Giddings Field by our independent reservoir engineer, W.D. Von Gonten & Associates as of June 30, 2010 were:

  •
  2.98 MMBOE of proved reserves, with a PV-10 of $41.3 million*, net to our interest (unadjusted for JDA below)

  •
  0.98 MMBOE of probable reserves, with a PV-10 of $11.7 million*, net to our interest (unadjusted for JDA below)

*
PV-10 of proved reserves is a pre-tax non-GAAP measure reconciled to the after-tax Standardized Measure of Future Net Cash Flows below. We believe that the presentation of the non-GAAP financial measure of PV-10 provides useful information to investors because it is widely used by analysts and investors in evaluating oil and natural gas companies. We believe that PV-10 is relevant and useful for evaluating the relative monetary significance of oil and natural gas properties. Further, analysts and investors may utilize the measure as a basis for comparison of the relative size and value of our reserves to other companies' reserves. We also use this pre-tax measure when assessing the potential return on investment related to oil and natural gas properties and in evaluating acquisition opportunities. Because there are many unique factors that can impact an individual company when estimating the amount of future income taxes to be paid, we believe the use of a pre-tax measure is valuable for evaluating our Company. PV-10 is not a measure of financial or operating performance under GAAP, nor is it intended to represent the current market value of our estimated oil and natural gas reserves. PV-10 should not be considered in isolation or as a substitute for the Standardized Measure as defined under GAAP, and reconciled below. Probable reserves are not recognized by GAAP, and therefore the PV-10 of probable reserves can not be reconciled to a GAAP measure.

The following table provides a reconciliation of PV-10 of each of our proved properties to the Standardized Measure.

June 30, 2010
Delhi Field	$224,462,846
Giddings Field	41,337,594
Lopez Field	—
Oklahoma	177,903

Estimated future net revenues discounted at 10% (PV-10)	$265,978,343
Estimated future income tax expenses discounted at 10%	(104,351,694)

Standardized Measure	$161,626,649

        On July 16, 2010, we entered into a joint development agreement ("JDA") with an industry partner. The JDA provides that we operate the drilling of two firm commitment wells on our proved and probable locations in the Giddings Field, with the potential to add up to three option wells as elected by our partner. Under the terms of the JDA, we retain a 10% carried working interest in recognition of our costs to date, a 10% cost bearing working interest for our cash participation, and a 22.5% back-in working interest on each well drilled on our partner's 80% working interest following a simple 2 well basket payout, and a well-by-well simple pay-out on subsequent wells (bringing our after-payout working interest in each well to 38%). The leases carry an approximate 80% net revenue interest to the 100% working interests.

        Since June 30, 2010, we have drilled three wells at Giddings, all under the JDA mentioned above. During our most recent quarter ended March 31, 2011 ("FQ3-11"), our production sales at Giddings averaged 172 net BOE per day to our interests, unchanged from the 172 net BOE per day we averaged during FQ2-11.

        At March 31, 2011, we internally estimate there were 13 proved and 2 probable drilling locations remaining to be developed on our Giddings leasehold.

Artificial Lift Technology

        Our artificial lift technology, GARP™, or Gas Assisted Rod Pump, was developed by Daryl Mazzanti, our Vice President of Operations. Its design is intended to extend the life of horizontal wells with oil or associated water production, with the expectation of recovering an additional 10-15% of cumulative recovery at a cost < $10 BOE. A patent has been applied for and is pending.

        To date, the technology has undergone testing on the few marginal producers we own in our Giddings portfolio. Although the tests were successful in demonstrating that the process works, we initiated these tests knowing that our first test wells were weak candidates due to their low primary recoveries. Since the technology is expected to recover a percentage of cumulative historic production, the actual volumes of oil and gas incrementally recovered is small from these test wells.

        To prove commercial application, we are working to gain access to average or above average cumulative producers that have declined over many years to a low productive level. Since our similar wells are still early in their productive life, we are seeking to venture with industry partners. At March 31, 2011, we were continuing industry join venture negotiations with two third parties to demonstrate the technology in exchange for an interest in the newly re-established production. The first candidate has agreed to the list of target wells, but finalization of the JV is still pending and uncertain. Negotiations with the second candidate are less mature.

Unconventional Gas Resources

Woodford Shale Projects in Oklahoma

        In June 2006, we began the process of identifying unconventional natural gas resource projects, to balance the oil weighted nature of our anticipated Delhi reserves. The parameters we sought are:

  •
  Low drilling risks, with well AFE costs in the $200,000 to $2 million range.

  •
  Low reserve risk.

  •
  Repeatable development performance across a substantial acreage position.

  •
  Acceptable profitability at $5 NYMEX natural gas prices.

        These parameters led us to the shallower sections of the Woodford Shale in Eastern Oklahoma, where we owned approximately 14,900 net acres at the end of FQ3-11.

  Haskell County

        The Woodford Shale formation in our Haskell County leasehold generally lies at a depth of 4000' to 6000'. Our leasehold is just north of a short horizontal Woodford well with extensive production history that indicates substantial ultimate recovery and good commerciality.

        During FQ3-11, we focused on testing our 5,000' depth unconventional gas project in the John Wells #1 well in Haskell County, a vertical well we re-entered in FQ2-11. Prior to the single stage hydraulic fracturing stimulation completed in early June 2011, the gas sales rate in the John Wells #1-28 was approximately 40-50 MCF per day while dewatering. The sales rate post stimulation is considerably higher, while still dewatering. We are also preparing to re-enter our second Haskell well as a vertical test.

  Wagoner County

        The Woodford Shale formation in our leasehold in Wagoner County generally lies at a depth of 1200' to 1600'. Our leasehold is offset by two operators that have combined to drill commercial wells extensively in the Woodford to date, in a much shallower portion of the formation.

        As of March 31, 2011, further testing of our Wagoner County Woodford shale acreage is on hold while we focus on the bigger potential in Haskell County. To date, we have been able to establish attractive production in only one of the three tested acreage blocks in Wagoner County. We have elected to not exercise lease renewal options in certain blocks, while maintaining our leasehold in the block containing our successful test.

Terms of the Offering

        The following is a brief summary of certain terms of this offering. For a more complete description of the terms of the Series A Preferred Stock, see "Description of Series A Preferred Stock" beginning on page S-33 of this prospectus supplement and "Description of Capital Stock" beginning on page 3 of the accompanying prospectus.

Issuer	Evolution Petroleum Corporation, a Nevada corporation.
Securities offered	400,000 shares of 8.5% Series A Cumulative Preferred Stock, which class of stock we refer to as the Series A Preferred Stock.
Best efforts
Our underwriter is selling shares of the Series A Preferred Stock on a "best efforts" basis and is not required to sell any specific number or dollar amount of securities, but will use its best efforts to sell the securities offered in this prospectus supplement. However, one of the conditions to our obligation to sell any of the shares of Series A Preferred Stock through the underwriter is that, upon the closing of the offering, the shares would qualify for listing on the NYSE Amex. In order to list, the NYSE Amex requires that at least 100,000 shares of Series A Preferred Stock be outstanding and the shares must be held in the aggregate by at least 100 round lot stockholders holding an aggregate of at least $2,000,000 in shares.
Dividends
Holders of the Series A Preferred Stock will be entitled to receive, when and as declared by the board of directors, out of funds legally available for the payment of dividends, cumulative cash dividends on the Series A Preferred Stock at a rate of 8.5% per annum of the $25.00 liquidation preference per share (equivalent to $2.125 per annum per share). However, under certain conditions relating to our non-payment of dividends on the Series A Preferred Stock or if the Series A Preferred Stock is no longer listed on a national exchange, the dividend rate on the Series A Preferred Stock may increase to 10.5% per annum, which we refer to as the "Penalty Rate." Dividends will generally be payable monthly in arrears on the last day of each calendar month.
Dividends on the Series A Preferred Stock will accrue regardless of whether:
• the terms of our agreements at any time prohibit the current payment of dividends;
• we have earnings;
• there are funds legally available for the payment of such dividends; or
• such dividends are declared by our board of directors.

All payments of dividends made to the holders of Series A Preferred Stock will be credited against the previously accrued dividends on such shares of Series A Preferred Stock. We will credit any dividends paid on the Series A Preferred Stock first to the earliest accrued and unpaid dividend due.

Penalties as a result of our failure to maintain a listing on a national exchange	Once the Series A Preferred Stock first becomes eligible for listing, if we fail to maintain a listing of the Series A Preferred Stock on the New York Stock Exchange, the NYSE Amex or The NASDAQ Global, Global Select or Capital Market, or a comparable national exchange (each a "national exchange"), for 180 consecutive days, then (i) the annual dividend rate on the Series A Preferred Stock will be increased to the Penalty Rate on the 181st day, and (ii) the holders of Series A Preferred Stock, voting separately as a class with holders of all other series of parity preferred shares upon which like voting rights have been conferred and are exercisable, will have the right to elect two directors to serve on our board of directors, in addition to those directors then serving on the board of directors. Such increased dividend rate and director service will continue for so long as the Series A Preferred Stock is not listed on a national exchange.

Once the Series A Preferred Stock has been relisted on a national exchange, the dividend rate will be restored to the stated rate, the terms of office for all directors so elected will terminate with the termination of such voting rights and the foregoing provisions will not be applicable unless the Series A Preferred Stock again fails to be subject to a national exchange for 90 consecutive days or longer.
Penalties as a result of failure to pay dividends
Upon the occurrence of four accumulated, accrued and unpaid quarterly dividend defaults, whether consecutive or non-consecutive, then (i) the annual dividend rate on the Series A Preferred Stock will be increased to the Penalty Rate commencing on the first day after the fourth quarterly period in which a monthly payment is missed, (ii) if we do not pay dividends in cash, dividends on the Series A Preferred Stock, including all accrued but unpaid dividends, will be paid either (a) if our common stock is then listed on a national exchange, in the form of fully-tradable registered common stock of our Company (based on the weighted average daily trading price for the 10 business day period ending on the business day immediately preceding the payment) and cash in lieu of any fractional share, or (b) if our common stock is not then listed on a national exchange, in the form of additional shares of Series A Preferred Stock with a liquidation value equal to the amount of the dividend and cash in lieu of any fractional share, and (iii) the holders of Series A Preferred Stock, voting separately as a class with holders of all other series of parity preferred shares upon which like voting rights have been conferred and are exercisable, will have the right to elect two directors to serve on our board of directors, in addition to those directors then serving on our board of directors, until we have paid all dividends on the shares of our Series A Preferred Stock for all dividend periods up to and including the dividend payment date on which the accumulated and unpaid dividends are paid in full.

Once we have paid all accumulated and unpaid dividends in full and have paid cash dividends at the Penalty Rate in full for an additional two consecutive quarters, the dividend rate will be restored to the stated rate, the terms of office for all directors so elected will terminate with the termination of such voting rights and the foregoing provisions will not be applicable unless we again fail to pay any monthly dividend on or before the payment date for the next succeeding monthly dividend.
Optional redemption
We may not redeem the Series A Preferred Stock prior to June [•], 2014, except pursuant to the special redemption upon a Change of Ownership or Control discussed below. On and after June [•], 2014, we may redeem the Series A Preferred Stock for cash at our option, from time to time, in whole or in part, at a redemption price of $25.00 per share, plus accrued and unpaid dividends (whether or not earned or declared) to the redemption date.
Special redemption upon change of ownership or control
Following a "Change of Ownership or Control" of us by a person, entity or group, we (or the acquiring entity) will have the option to redeem the Series A Preferred Stock, in whole but not in part, within 90 days after the date on which the Change of Ownership or Control has occurred, for cash at the following price per share, plus accrued and unpaid dividends (whether or not declared), up to the redemption date:

Redemption Date	Redemption Price
On or before June [•], 2012	$25.75
After June [•], 2012 and on or before June [•] , 2013	$25.50
After June [•], 2013 and on or before June [•] , 2014	$25.25
On or after June [•], 2014	$25.00

To see how we define "Change of Ownership or Control" see "Description of Series A Preferred Stock—Redemption—Special Redemption upon Change of Ownership or Control," below.

Ranking	The Series A Preferred Stock will rank: (i) senior to our common stock and any other equity securities that we may issue in the future, the terms of which specifically provide that such equity securities rank junior to such Series A Preferred Stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up, referred to as "junior shares", (ii) equal to any shares of equity securities that we may issue in the future, the terms of which specifically provide that such equity securities rank on par with such Series A Preferred Stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up, referred to as "parity shares", (iii) junior to all other equity securities issued by us, the terms of which specifically provide that such equity securities rank senior to such Series A Preferred Stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up (any such issuance would require the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock), referred to as "senior shares", and (iv) junior to all our existing and future indebtedness.
Liquidation preference
If we liquidate, dissolve or wind up our operations, the holders of our Series A Preferred Stock will have the right to receive $25.00 per share, plus all accrued and unpaid dividends (whether or not earned or declared) to and including the date of payment, before any payments are made to the holders of our common stock and any other of our junior shares. The rights of the holders of the Series A Preferred Stock to receive the liquidation preference will be subject to the proportionate rights of holders of each other future series or class of parity shares and subordinate to the rights of senior shares.
No maturity or mandatory redemption
The Series A Preferred Stock does not have any stated maturity date and will not be subject to any sinking fund or mandatory redemption provisions except for redemption at our option (or the option of the acquiring entity) under some circumstances upon a Change of Ownership or Control as described above.

Voting rights	Holders of the Series A Preferred Stock will generally only be entitled to vote on certain acquisitions and share exchange transactions and changes that would be materially adverse to the rights of holders of Series A Preferred Stock. However, if cash dividends on any outstanding Series A Preferred Stock have not been paid in full for any monthly dividend period for any four accumulated consecutive or non-consecutive quarterly periods (or nonpayment of one monthly dividend which remains unpaid until the next succeeding dividend payment date for payment defaults occurring after the initial payment default), or if we fail to maintain the listing of the Series A Preferred Stock on a national exchange for at least 180 consecutive days after the Series A Preferred Stock becomes eligible for listing on a national exchange (or 90 consecutive days for listing defaults occurring after the initial listing default), the holders of the Series A Preferred Stock, voting separately as a class with holders of all other series of parity shares upon which like voting rights have been conferred and are exercisable, will have the right to elect two directors to serve on our board of directors in addition to those directors then serving on our board of directors until such time as the Series A Preferred Stock becomes listed on a national exchange or the dividend rate is restored to the stated rate.
Material U.S. federal income tax consequences
The material U.S. federal income tax consequences of purchasing, owning and disposing of Series A Preferred Stock are described in "Material U.S. Federal Income Tax Consequences" beginning on page S-42 of this prospectus supplement. You should consult your tax advisor with respect to the U.S. federal income tax consequences of owning our Series A Preferred Stock in light of your own particular situation and with respect to any tax consequences arising under the laws of any state, local, foreign or other taxing jurisdiction.
Listing, market for Series A Preferred Stock
Subject to issuance, we anticipate that our shares of Series A Preferred Stock will be approved for listing on the NYSE Amex under the symbol "EPM.PR.A". There is no established public trading market for the Series A Preferred Stock and such a market may not develop.
Form	The Series A Preferred Stock will be issued and maintained in book-entry form registered in the name of the nominee of The Depository Trust Company, except under limited circumstances.
No conversion rights	The Series A Preferred Stock is not convertible into, or exchangeable for, any of our other property or securities.

Use of proceeds	We estimate that, in the event that shares offered hereunder are sold at $25.00 per share, our proceeds from this offering will be approximately $[•] million, after deducting the underwriting commissions and estimated expenses of this offering payable by us. We intend to use the net proceeds from the sale of the securities offered by us under this prospectus supplement for general corporate purposes, which may include without limitation, capital expenditures on oil and gas properties. Pending any specific application, we may initially invest funds in short-term marketable securities.
Risk factors
Investing in our Series A Preferred Stock involves certain risks. You should carefully consider the information set forth in the section of this prospectus supplement titled "Risk Factors," our SEC filings, including our annual report on Form 10-K for the year ended June 30, 2010, our Quarterly Reports on Form 10-Q for the three month periods ended September 30, 2010, December 31, 2010, and March 31, 2011, and the other information included in or incorporated in this prospectus supplement before deciding whether to invest in our Series A Preferred Stock.

RISK FACTORS

        An investment in our securities involves a high degree of risk. You should carefully consider the following risks and all of the other information included or incorporated by reference in this prospectus supplement including but not limited to the Company's Form 10-K for the fiscal year ended June 30, 2010 and the Form 10-Qs for the quarters ended September 30, 2010, December 31, 2010 and March 31, 2011, and the accompanying prospectus before making an investment decision. Additional risks related to us and our securities may be in our other filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. In evaluating our company, the factors described below should be considered carefully. The occurrence of one or more of these events could significantly and adversely affect our business, prospects, financial condition, results of operations and cash flows.

Risks Relating to This Offering

The Series A Preferred Stock is a new issuance of securities and does not have an established trading market, which may negatively affect its market value and your ability to transfer or sell your shares; the Series A Preferred Stock has no stated maturity date.

        The shares of Series A Preferred Stock are a new issuance of securities with no established trading market. Since the securities have no stated maturity date, investors seeking liquidity will be limited to selling their shares in the secondary market. Subject to issuance, we anticipate that our shares of Series A Preferred Stock will be approved for listing on the NYSE Amex under the symbol "EPM.PR.A." An active trading market for the shares may not develop or, even if it develops, may not last, in which case the trading price of the shares could be adversely affected and your ability to transfer your shares of Series A Preferred Stock will be limited.

The market value of the Series A Preferred Stock could be adversely affected by various factors.

        The trading price of the shares of Series A Preferred Stock may depend on many factors, including:

  •
  market liquidity;

  •
  prevailing interest rates;

  •
  the market for similar securities;

  •
  general economic conditions; and

  •
  our financial condition, performance and prospects.

        For example, higher market interest rates could cause the market price of the Series A Preferred Stock to decrease.

We could be prevented from paying dividends on the Series A Preferred Stock.

        Although dividends on the Series A Preferred Stock are cumulative and arrearages will accrue until paid, you will only receive cash dividends on the Series A Preferred Stock if we have funds legally available for the payment of dividends and such payment is not restricted or prohibited by law, the terms of any senior shares or any documents governing our indebtedness. Our business may not generate sufficient cash flow from operations to enable us to pay dividends on the Series A Preferred Stock when payable. In addition, future debt, credit facility arrangements, contractual covenants or arrangements we enter into may restrict or prevent future dividend payments. Accordingly, there is no guarantee that we will be able to pay any cash dividends on our Series A Preferred Stock. Furthermore, in some circumstances, we may pay dividends in stock rather than cash, and our stock price may be depressed at such time.

The Series A Preferred Stock has not been rated and will be subordinated to all of our existing and future debt.

        The Series A Preferred Stock has not been rated by any nationally recognized statistical rating organization. In addition, with respect to dividend rights and rights upon our liquidation, winding-up or dissolution, the Series A Preferred Stock will be subordinated to any existing and future debt and all future capital stock designated as senior to the Series A Preferred Stock. We may also incur additional indebtedness in the future to finance potential acquisitions or the development of new properties and the terms of the Series A Preferred Stock do not require us to obtain the approval of the holders of the Series A Preferred Stock prior to incurring additional indebtedness. As a result, our existing and future indebtedness may be subject to restrictive covenants or other provisions that may prevent or otherwise limit our ability to make dividend or liquidation payments on our Series A Preferred Stock. Upon our liquidation, our obligations to our creditors would rank senior to our Series A Preferred Stock and would be required to be paid before any payments could be made to holders of our Series A Preferred Stock.

Investors should not expect us to redeem the Series A Preferred Stock on the date the Series A Preferred Stock becomes redeemable or on any particular date afterwards.

        The shares of Series A Preferred Stock have no maturity or mandatory redemption date and are not redeemable at the option of investors under any circumstances. By its terms, the Series A Preferred Stock may be redeemed by us at our option either in whole or in part at any time on or after June [    •    ], 2014. Any decision we may make at any time to redeem the Series A Preferred Stock will depend upon, among other things, our evaluation of our capital position, including the composition of our stockholders' equity and general market conditions at that time. In addition, future debt, credit facility arrangements, contractual covenants or arrangements we enter into may restrict or prevent the redemption of equity, including the Series A Preferred Stock.

Holders of Series A Preferred Stock have extremely limited voting rights.

        Except as expressly stated in the certificate of designations governing the Series A Preferred Stock, as a holder of Series A Preferred Stock, you will not have any relative, participating, optional or other special voting rights and powers and your approval will not be required for the taking of any corporate action. For example, your approval would not be required for any merger or consolidation in which we are involved or sale of all or substantially all of our assets except to the extent that such transaction materially adversely changes the express powers, preferences, rights or privileges of the holders of Series A Preferred Stock. None of the provisions relating to the Series A Preferred Stock contains any provisions affording the holders of the Series A Preferred Stock protection in the event of a highly leveraged or other transaction, including a merger or the sale, lease or conveyance of all or substantially all of our assets or business, that might adversely affect the holders of the Series A Preferred Stock, so long as the terms and rights of the holders of Series A Preferred Stock are not materially and adversely changed. See "Description of the Series A Preferred Stock—Voting Rights" on page S-38 of this prospectus supplement.

The issuance of future offerings of preferred stock may adversely affect the value of our Series A Preferred Stock.

        Our articles of incorporation, as amended, currently authorizes us to issue up to 5,000,000 shares of preferred stock in one or more series on terms that may be determined at the time of issuance by our board of directors. Upon the completion of the offering described in this prospectus supplement, we may sell additional shares of our Series A Preferred Stock on terms that may differ from those described in this prospectus supplement. Accordingly, we may issue additional shares of Series A Preferred Stock and/or other classes of preferred shares that would rank on parity with or senior to the Series A Preferred Stock as to dividend rights or rights upon liquidation, winding up or dissolution. The issuance of additional preferred shares on parity with or, with the consent of the holders of the Series A Preferred Stock, senior to our Series A Preferred Stock would dilute the interests of the holders of Series A Preferred Stock and any issuance of preferred stock that is senior to the Series A Preferred Stock could affect our ability to pay dividends on, redeem or pay the liquidation preference on the Series A Preferred Stock.

This offering is being conducted on a "best efforts" basis.

        Our underwriter is offering the Series A Preferred Stock on a "best efforts" basis, and the underwriter is under no obligation to purchase any shares of Series A Preferred Stock for its own account. Our underwriter is not required to sell any specific number or dollar amount of securities in this offering but will use its best efforts to sell the securities offered in this prospectus supplement. As a "best efforts" offering, there can be no assurance that the offering contemplated hereby will ultimately be consummated.

You may be required to use other sources of funds to pay income taxes in respect of dividends received, or deemed to be received, on the Series A Preferred Stock in certain circumstances.

        If we are required to pay dividends on the Series A Preferred Stock in shares of our common stock or additional shares of Series A Preferred Stock and this stock is not marketable at such time, you will be required to satisfy your income tax liability with respect to such dividends from other sources.

        For additional information concerning these matters, see "Material U.S. Federal Income Tax Consequences" on page S-42 of this prospectus supplement.

Holders of the Series A Preferred Stock may be unable to use the dividends-received deduction and may not be eligible for the preferential tax rates applicable to "qualified dividend income."

        Distributions paid to corporate U.S. holders of the Series A Preferred Stock may be eligible for the dividends-received deduction, and distributions paid to non-corporate U.S. holders of the Series A Preferred Stock may be subject to tax at the preferential tax rates applicable to "qualified dividend income," if we have current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. We currently have accumulated earnings and profits, however, we may not have sufficient current earnings and profits during future fiscal years for the distributions on the Series A Preferred Stock to qualify as dividends for U.S. federal income tax purposes. If the distributions fail to qualify as dividends, U.S. holders would be unable to use the dividends-received deduction and may not be eligible for the preferential tax rates applicable to "qualified dividend income." If any distributions on the Series A Preferred Stock with respect to any fiscal year are not eligible for the dividends-received deduction or preferential tax rates applicable to "qualified dividend income" because of insufficient current or accumulated earnings and profits, it is possible that the market value of the Series A Preferred Stock might decline.

        For additional information concerning these matters, see "Material U.S. Federal Income Tax Consequences" on page S-42 of this prospectus supplement.

Non-U.S. holders may be subject to U.S. income tax with respect to gain on disposition of their Series A Preferred Stock.

        If we are a U.S. real property holding corporation at any time within the five-year period preceding a disposition of Series A Preferred Stock by a non-U.S. holder or the holder's holding period of the stock disposed of, whichever period is shorter, such non-U.S. holder may be subject to U.S. federal income tax with respect to gain on such disposition. If we are a U.S. real property holding corporation, which we expect we are, so long as our Series A Preferred Stock is regularly traded on an established securities market, a non-U.S. holder will not be subject to U.S. federal income tax on the disposition of the Series A Preferred Stock if it holds and has held (during the shorter of the five-year period immediately preceding the date of disposition or the holder's holding period) not more than 5% of the total outstanding shares of our Series A Preferred Stock.

        For additional information concerning these matters, see "Material U.S. Federal Income Tax Consequences" on page S-42 of this prospectus supplement.

Our Series A Preferred Stock is not convertible and purchasers may not realize a corresponding benefit if the Company prospers.

        Our Series A Preferred Stock is not convertible into our common stock and earns dividends at a fixed rate. Accordingly, the market value of our Series A Preferred Stock may depend on dividend and interest rates for other preferred stock, commercial paper and other investment alternatives and our actual and perceived ability to pay dividends on, and in the event of dissolution satisfy the liquidation preference with respect to, our Series A Preferred Stock. Moreover, our right to redeem the Series A Preferred Stock on or after June [    •    ], 2014 or in the event of a change in control could impose a ceiling on its value.

Risks Relating to the Company

Operating results from oil and natural gas production may decline.

        In the near term, our production is totally dependent on our Giddings Field and our 7.4% royalty interests in EOR production that began at our Delhi Field in March 2010. The targeted reservoirs in the Giddings Field typically experience flush initial production, followed by steep harmonic decline rates that steadily flatten to much shallower decline rates. Although EOR production from proved reserves at Delhi has and is expected to grow over time, without further development activities in the Giddings Field, Delhi or our other properties, or without acquisitions of producing properties, our net production of oil and natural gas could decline significantly over time, which could have a material adverse effect on our financial condition.

The types of resources we focus on have substantial operational risks.

        Our business plan focuses on the acquisition and development of known resources in partially depleted reservoirs, naturally fractured or low permeability reservoirs, or relatively shallow reservoirs. Shallower reservoirs usually have lower pressure, which translates into fewer natural gas volumes in place; low permeability reservoirs require more wells and substantial stimulation for development of commercial production; naturally fractured reservoirs require penetration of sufficient undepleted fractures to establish commercial production; and depleted reservoirs require successful application of newer technology to unlock incremental reserves.

        Our CO2-EOR project in the Delhi Field, operated by a subsidiary of Denbury Resources Inc., requires significant amounts of CO2 reserves, development capital and technical expertise, the sources of which have been committed by the Operator. Although initial CO2 injection began at Delhi in November 2009 and an initial oil production response began in March 2010 and a large part of the capital budget has already been expended, substantial capital remains to be invested to fully develop the EOR project and further increase production. The Operator's failure to manage these and other technical, strategic, financial and logistical risks may render ultimate enhanced recoveries from the planned CO2 -EOR project to fall short of our expectations in volume and or timing. Such occurrences would have a material adverse effect on the Company and its results of operations.

        The existing well bores we are re-entering in the Giddings Field were originally drilled as far back as the 1980's. As such, they contain older casing that could be more subject to failure, or the well files, if available, may be incomplete or incorrect. Such problems can result in the complete loss of a well or a much higher drilling and completion cost. Our proved undeveloped locations in the Giddings Field are direct offsets to current or previously producing wells, and there may be unusually long fractures that will connect our well to another producing or depleted well, thus reducing the potential recovery, increasing our drilling costs, or delaying production due to recovery of drilling fluid lost during drilling into the depleted fractures.

        Our other projects in Oklahoma and Texas, although believed to have oil and/or gas resources, have yet to exhibit significant proved reserves. Therefore, their economic outcome is uncertain.

        Our projects generally require that we acquire new leases in and around established fields or other known resources, and drill and complete wells, some of which may be horizontal, as well as negotiate the purchase of existing well bores and production equipment or install our proprietary artificial lift technology that has yet to be universally proven. Leases may not be available and required oil field services may not be obtainable on the desired schedule or at the expected costs. While the projected drilling results may be considered to be low to moderate in risk, there is no assurance as to what productive results may be obtained, if any.

Our limited operating history and limited production makes it difficult to predict future results and increases the risk of an investment in our company.

        We commenced our crude oil and natural gas operations in late 2003 and have a limited operating history, particularly in our currently producing fields. All of our current production is the result of recent operational activities, thus our future production retains substantial variability. Therefore, we face all the risks common to companies in their early stage of development, including uncertainty of funding sources, high initial expenditure levels and uncertain revenue streams, an unproven business model, and difficulties in managing growth. Our prospects must be considered in light of the risks, expenses, delays and difficulties frequently encountered in establishing a new business. Any forward-looking statements in this report do not reflect any possible effects on us from the outcome of these types of uncertainty. Prior to the Delhi Farmout, we had incurred significant losses since the inception of our oil and natural gas operations and we have since resumed incurring losses until the quarter ended Mach 31, 2011, which was profitable. We cannot assure future profitability or success. While members of our management team have previously carried out or been involved with acquisition and production activities in the crude oil and natural gas industry while employed by us and other companies, we cannot assure you that our intended acquisition targets and development plans will lead to the successful development of crude oil and natural gas production or additional revenue.

The loss of a large single purchaser of our oil and natural gas could reduce the competition of our production.

        For the year ended June 30, 2010, five purchasers each accounted for all of our oil and natural gas revenues. The loss of a large single purchaser for our oil and natural gas production could negatively impact the prices we receive.

We may be unable to continue licensing from third parties the technologies that we use in our business operations.

        As is customary in the crude oil and natural gas industry, we utilize a variety of widely available technologies in the crude oil and natural gas development and drilling process. We do not have any patents or copyrights for the technology we currently utilize, but a patent application is pending on one of our technologies. We generally license or purchase services from the holders of such technology, or outsource the technology integral to our business from third parties. Our commercial success will depend in part on these sources of technology and assumes that such sources will not infringe on the proprietary rights of others. We cannot be certain whether any third-party patents will require us to utilize or develop alternative technology or to alter our business plan, obtain additional licenses, or cease activities that infringe on third-parties' intellectual property rights. Our inability to acquire any third-party licenses, or to integrate the related third-party products into our business plan, could result in delays in development unless and until equivalent products can be identified, licensed, and integrated. Existing or future licenses may not continue to be available to us on commercially reasonable terms or at all. Litigation, which could result in substantial cost to us, may be necessary to enforce any patents licensed to us or to determine the scope and validity of third-party obligations.

Our proprietary technology may not be awarded patent protection and may not result in a commercial service or product.

        We have developed and field tested our artificial lift technology that we hope to commercialize and generate material value. Our success in commercializing the technology will depend upon additional positive field tests, acceptance by industry and our ability to defend the technology from competitors through confidentiality and/or patent protection. Although our patent is pending, there is no assurance that a patent will be awarded or that we will have the ability to exercise patent defense against competitors.

Regulatory and accounting requirements may require substantial reductions in reporting proven reserves.

        We review on a periodic basis the carrying value of our crude oil and natural gas properties under the applicable rules of the various regulatory agencies, including the SEC. Under the full cost method of accounting that we use, the after-tax carrying value of our oil and natural gas properties may not exceed the present value of estimated future net after-tax cash flows from proved reserves, discounted at 10%. Application of this "ceiling" test requires pricing future revenues at the previous 12-month average beginning-of-month price and requires a write down of the carrying value for accounting purposes if the ceiling is exceeded. We may in the future be required to write down the carrying value of our crude oil and natural gas properties when crude oil and natural gas prices are depressed or unusually volatile. Whether we will be required to take such a charge will depend in part on the prices for crude oil and natural gas during the previous period and the effect of reserve additions or revisions and capital expenditures during such period. If a write down is required, it would result in a current charge to our earnings but would not impact our current cash flow from operating activities.

Our profitability is highly dependent on the prices of crude oil, natural gas, and natural gas liquids, which have historically been very volatile.

        Our estimated proved reserves, revenues, profitability, operating cash flow and future rate of growth are highly dependent on the prices of crude oil, natural gas and NGLs, which are affected by numerous factors beyond our control. Historically, these prices have been very volatile and are likely to remain volatile in the future. A significant and extended downward trend in commodity prices would have a material adverse effect on our revenues, profitability and cash flow, and could result in a reduction in the carrying value of our oil and natural gas properties and the amounts of our estimated proved oil and natural gas reserves. To the extent that we have not hedged our production with derivative contracts or fixed-price contracts, any significant and extended decline in oil and natural gas prices may adversely affect our financial position.

We may be unable to acquire and develop the additional oil and natural gas reserves that are required in order to sustain our business operations.

        In general, the volumes of production from crude oil and natural gas properties decline as reserves are depleted, with the rate of decline depending on reservoir characteristics. Except to the extent we acquire properties containing proved reserves or conduct successful development activities, or both, our proved reserves will decline. Our future crude oil and natural gas production is, therefore, highly dependent upon our level of success in finding or acquiring additional reserves. Due to decline characteristics of our Giddings wells, our near-term future growth and financial condition are dependent upon our ability to realize production increases expected at Delhi, and /or the development of additional oil and natural gas reserves.

We are subject to substantial operating risks that may adversely affect our results of operations.

        The crude oil and natural gas business involves numerous operating hazards such as well blowouts, mechanical failures, explosions, uncontrollable flows of crude oil, natural gas or well fluids, fires, formations with abnormal pressures, hurricanes, flooding, pollution, releases of toxic gas and other environmental hazards and risks. We could suffer substantial losses as a result of any of these events. While we carry general liability, control of well, and operator's extra expense coverage typical in our industry, we are not fully insured against all risks incident to our business.

        We may not be the operator of some of our wells in the future, and we are not the operator of our high value assets in the Delhi Field. As a result, our operating risks for those wells and our ability to influence the operations for these wells will be less subject to our control. Operators of these wells may act in ways that are not in our best interests. If this occurs, the development of, and production of crude oil and natural gas from, some wells may not occur timely or at all, which would have an adverse affect on our results of operations.

The loss of key personnel could adversely affect us.

        We depend to a large extent on the services of certain key management personnel, including our executive officers, the loss of any of whom could have a material adverse affect on our operations. In particular, our future success is dependent upon Robert S. Herlin, our President and Chief Executive Officer, Sterling H. McDonald, our Chief Financial Officer, and Daryl V. Mazzanti, our Vice-President of Operations, for sourcing, evaluating and closing deals, capital raising, and oversight of development and operations. Presently, the Company is not a beneficiary of any key man insurance.

The loss of any of our skilled technical personnel could adversely affect our business.

        We depend to a large extent on the services of skilled technical personnel to lease, drill, complete, operate and maintain our crude oil and natural gas fields. We do not have the resources to perform all of these services and therefore we outsource many of our requirements. Additionally, as our production increases, so does our need for such services. Generally, we do not have long-term agreements with our drilling and maintenance service providers. Accordingly, there is a risk that any of our service providers could discontinue servicing our crude oil and natural gas fields for any reason. Although we believe that we could establish alternative sources for most of our operational and maintenance needs, any delay in locating, establishing relationships, and training our sources could result in production shortages and maintenance problems, with a resulting loss of revenue to us. We also rely on third-party carriers for the transportation and distribution of our production, the loss of any of which could have a material adverse affect on our operations.

We may have difficulty managing future growth and the related demands on our resources and may have difficulty in achieving future growth.

        Although we hope to experience growth through acquisitions and development activity, any such growth may place a significant strain on our financial, technical, operational and administrative resources. Our ability to grow will depend upon a number of factors, including:

  •
  our ability to identify and acquire new development or acquisition projects;

  •
  our ability to develop existing properties;

  •
  our ability to continue to retain and attract skilled personnel;

  •
  the results of our development program and acquisition efforts;

  •
  the success of our technologies;

  •
  hydrocarbon prices;

  •
  drilling, completion and equipment prices;

  •
  our ability to successfully integrate new properties;

  •
  our access to capital; and

  •
  the Delhi Field operator's ability to: deliver sufficient quantities of CO2 from its reserves in the Jackson Dome, secure all of the development capital necessary to fund its and Evolution's cost interests and to successfully manage technical, strategic and logistical development and operating risks.

        We can not assure you that we will be able to successfully grow or manage any such growth.

We face strong competition from larger oil and gas companies.

        Our competitors include major integrated crude oil and natural gas companies and numerous independent crude oil and natural gas companies, individuals and drilling and income programs. Many of our competitors are large, well-established companies with substantially larger operating staffs and greater capital resources than we have. We may not be able to successfully conduct our operations, evaluate and select suitable properties and consummate transactions in this highly competitive environment. Specifically, these larger competitors may be able to pay more for development projects and productive crude oil and natural gas properties and may be able to define, evaluate, bid for and purchase a greater number of properties and prospects than our financial or human resources permit. In addition, such companies may be able to expend greater resources on hiring contract service providers, obtaining oilfield equipment and acquiring the existing and changing technologies that we believe are and will be increasingly important to attaining success in our industry.

Our crude oil and natural gas reserves are only estimates and may prove to be inaccurate.

        There are numerous uncertainties inherent in estimating crude oil and natural gas reserves and their estimated values. Our reserves are only estimates that may prove to be inaccurate because of these uncertainties. Reservoir engineering is a subjective and inexact process of estimating underground accumulations of crude oil and natural gas that cannot be measured in an exact manner. Estimates of economically recoverable crude oil and natural gas reserves depend upon a number of variable factors, such as historical production from the area compared with production from other producing areas and assumptions concerning effects of regulations by governmental agencies, future crude oil and natural gas product prices, future operating costs, severance and excise taxes, development costs and work-over and remedial costs. Some or all of these assumptions may in fact vary considerably from actual results. For these reasons, estimates of the economically recoverable quantities of crude oil and natural gas attributable to any particular group of properties, classifications of such reserves based on risk of recovery, and estimates of the future net cash flows expected there from prepared by different engineers or by the same engineers but at different times, may vary substantially. Accordingly, reserve estimates may be subject to downward or upward adjustment. Actual production, revenue and expenditures with respect to our reserves will likely vary from estimates, and such variances may be material. The information regarding discounted future net cash flows included in this report should not be considered as the current market value of the estimated crude oil and natural gas reserves attributable to our properties. The estimated discounted future net cash flows from proved reserves are based on the previous 12-month average beginning-of-month price and costs as of the date of the estimate, while actual future prices and costs may be materially higher or lower. Actual future net cash flows also will be affected by factors such as the amount and timing of actual production, supply and demand for crude oil and natural gas, increases or decreases in consumption, and changes in governmental regulations or taxation. In addition, the 10% discount factor, which is required by the SEC to be used in calculating discounted future net cash flows for reporting purposes, is not necessarily the most appropriate discount factor based on interest rates in effect from time to time and risks associated with us or the crude oil and natural gas industry in general. PV-10 does not necessarily correspond to market value.

We cannot market the crude oil and natural gas that we produce without the assistance of third parties.

        The marketability of the crude oil and natural gas that we produce depends upon the proximity of our reserves to, and the capacity of, facilities and third-party services, including crude oil and natural gas gathering systems, pipelines, trucking or terminal facilities, and processing facilities necessary to make the products marketable for end use. The unavailability or lack of capacity of such services and facilities could result in the shut-in of producing wells or the delay or discontinuance of development plans for properties. A shut-in or delay or discontinuance could adversely affect our financial condition. In addition, federal and state regulation of crude oil and natural gas production and transportation could affect our ability to produce and market our crude oil and natural gas on a profitable basis.

Our operations require significant amounts of capital and additional financing may be necessary in order for us to continue our exploration activities, including meeting certain drilling obligations under our existing lease obligations.

        Our cash flow from our reserves may not be sufficient to fund our ongoing activities at all times. From time to time, we may require additional financing in order to carry out our oil and gas acquisitions, exploitation and development activities. Certain of our undeveloped leasehold acreage is subject to leases that will expire unless production is established. If our revenues from our reserves decrease as a result of lower oil and natural gas prices or otherwise, it will affect our ability to expend the necessary capital to replace our reserves or to maintain our current production. If our cash flow from operations is not sufficient to satisfy our capital expenditure requirements, there can be no assurance that additional debt or equity financing will be available to meet these requirements or available to us on favorable terms.

Risks Relating to the Oil and Gas Industry

Crude oil and natural gas development, re-completion of wells from one reservoir to another reservoir, restoring wells to production and drilling and completing new wells are speculative activities and involve numerous risks and substantial uncertain costs.

        Our growth will be materially dependent upon the success of our future development program. Drilling for crude oil and natural gas and re-working existing wells involve numerous risks, including the risk that no commercially productive crude oil or natural gas reservoirs will be encountered. The cost of drilling, completing and operating wells is substantial and uncertain, and drilling operations may be curtailed, delayed or cancelled as a result of a variety of factors beyond our control, including:

  •
  unexpected drilling conditions;

  •
  pressure fluctuations or irregularities in formations;

  •
  equipment failures or accidents;

  •
  inability to obtain leases on economic terms, where applicable;

  •
  adverse weather conditions;

  •
  compliance with governmental requirements; and

  •
  shortages or delays in the availability of drilling rigs or crews and the delivery of equipment.

        Drilling or re-working is a highly speculative activity. Even when fully and correctly utilized, modern well completion techniques such as hydraulic fracturing, horizontal drilling or CO2 or other injectants do not guarantee that we will find and produce crude oil and/or natural gas in our wells in economic quantities. Our future drilling activities may not be successful and, if unsuccessful, such failure would have an adverse affect on our future results of operations and financial condition. We cannot assure you that our overall drilling success rate or our drilling success rate for activities within a particular geographic area will not decline. We may identify and develop prospects through a number of methods, some of which do not include horizontal drilling, hydraulic fracturing or tertiary injectants, and some of which may be unproven. The drilling and results for these prospects may be particularly uncertain. Our drilling schedule and costs may vary from our capital budget. The final determination with respect to the drilling of any scheduled or budgeted prospects will be dependent on a number of factors, including, but not limited to:

  •
  the results of previous development efforts and the acquisition, review and analysis of data;

  •
  the availability of sufficient capital resources to us and the other participants, if any, for the drilling of the prospects;

  •
  the approval of the prospects by other participants, if any, after additional data has been compiled;

  •
  economic and industry conditions at the time of drilling, including prevailing and anticipated prices for crude oil and natural gas and the availability of drilling rigs and crews;

  •
  our financial resources and results;

  •
  the availability of leases and permits on reasonable terms for the prospects; and

  •
  the success of our drilling, complete and production technology, and our ability to control these operations.

        We cannot assure you that these projects can be successfully developed or that the wells discussed will, if drilled, encounter reservoirs of commercially productive crude oil or natural gas. There are numerous uncertainties in estimating quantities of proved reserves, including many factors beyond our control.

Crude oil and natural gas prices are highly volatile in general and low prices will negatively affect our financial results.

        Our revenues, operating results, profitability, cash flow, future rate of growth and ability to borrow funds or obtain additional capital, as well as the carrying value of our properties, are substantially dependent upon prevailing prices of crude oil and natural gas. Lower crude oil and natural gas prices also may reduce the amount of crude oil and natural gas that we can produce economically. Historically, the markets for crude oil and natural gas have been very volatile, and such markets are likely to continue to be volatile in the future. Prices for crude oil and natural gas are subject to wide fluctuation in response to relatively minor changes in the supply of and demand for crude oil and natural gas, market uncertainty and a variety of additional factors that are beyond our control, including:

  •
  worldwide and domestic supplies of crude oil, natural gas and NGLs;

  •
  the level of consumer product demand;

  •
  weather conditions;

  •
  domestic and foreign governmental regulations;

  •
  the price and availability of alternative fuels;

  •
  political instability or armed conflict in oil-producing regions;

  •
  the price and level of foreign imports; and

  •
  overall domestic and global economic conditions.

        It is extremely difficult to predict future crude oil and natural gas price movements with any certainty. Declines in crude oil and natural gas prices may materially adversely affect our financial condition, liquidity, ability to finance planned capital expenditures and results of operations. Further, crude oil and natural gas prices do not move in tandem. Because approximately 83% of our proved reserves at June 30, 2010 are crude oil reserves and 8% are natural gas liquids reserves, we are heavily impacted by movements in crude oil prices, which also influence natural gas liquids prices.

Oil field service and materials' prices may increase, and the availability of such services may be inadequate to meet our needs.

        Our business plan to develop or redevelop crude oil and natural gas resources requires third party oilfield service vendors and various materials such as steel tubulars, which we do not control. Long lead times and spot shortages may prevent us from, or delay us in, maintaining or increasing the production volumes we expect. In addition, if costs for such services and materials increase, it may render certain or all of our projects uneconomic, as compared to the earlier prices we may have assumed when deciding to redevelop newly purchased or existing properties. Further adverse economic outcomes may result from the long lead times often necessary to execute and complete our redevelop plans.

Government regulation and liability for environmental matters may adversely affect our business and results of operations.

        Crude oil and natural gas operations are subject to extensive federal, state and local government regulations, which may be changed from time to time. Matters subject to regulation include discharge permits for drilling operations, drilling bonds, reports concerning operations, the spacing of wells, unitization and pooling of properties and taxation. From time to time, regulatory agencies have imposed price controls and limitations on production by restricting the rate of flow of crude oil and natural gas wells below actual production capacity in order to conserve supplies of crude oil and natural gas. There are federal, state and local laws and regulations primarily relating to protection of human health and the environment applicable to the development, production, handling, storage, transportation and disposal of crude oil and natural gas, by-products thereof and other substances and materials produced or used in connection with crude oil and natural gas operations. In addition, we may inherit liability for environmental damages, whether actual or not, caused by previous owners of property we purchase or lease or nearby properties. As a result, we may incur substantial liabilities to third parties or governmental entities. We are also subject to changing and extensive tax laws, the effects of which cannot be predicted. The implementation of new, or the modification of existing, laws or regulations could have a material adverse affect on us, such as diminishing the demand for our products through legislative enactment of proposed new penalties, fines and/or taxes on carbon that could have the effect of raising prices to the end user.

        For example, currently proposed federal legislation, that, if adopted, could adversely affect our business, financial condition and results of operations, includes the following:

  •
  Climate Change.  On June 26, 2009, the U.S. House of Representatives passed the "American Clean Energy and Security Act of 2009," or "ACESA," which would establish an economy-wide cap-and-trade program to reduce U.S. emissions of greenhouse gases, including carbon dioxide and methane. ACESA would require a 17 percent reduction in greenhouse gas emissions from 2005 levels by 2020 and just over an 80 percent reduction of such emissions by 2050. Under this legislation, the EPA would issue a capped and steadily declining number of tradable emissions allowances to certain major sources of greenhouse gas emissions so that such sources could continue to emit greenhouse gases into the atmosphere. These allowances would be expected to escalate significantly in cost over time. The net effect of ACESA would be to impose increasing costs on the combustion of carbon-based fuels such as oil, refined petroleum products, and natural gas. President Obama has indicated his support of legislation to reduce greenhouse emissions through an emission allowance system. At the state level, more than one-third of the states, either individually or through multi-state regional initiatives, already have begun implementing legal measures to reduce emissions of greenhouse gases. The U.S. Environmental Protection Agency (EPA) has also taken recent action related to greenhouse gasses. Based on recent developments, the EPA now purports to have a basis to begin regulating emissions of greenhouse gasses under existing provisions of the federal Clean Air Act. It is not possible at this time to predict whether or when the U.S. Senate may act on climate-change legislation, however any future federal laws or implementing regulations that may be adopted to address greenhouse gas emissions could require us to incur increased operating costs and could adversely affect demand for the oil and natural gas that we produce.

  •
  Taxes.  President Obama's Fiscal Year 2011 Budget Proposal includes provisions that would, if enacted, repeal of the percentage depletion allowance for oil and natural gas properties, eliminate the immediate deduction for intangible drilling and development costs and eliminating the deduction from income for domestic production activities relating to oil and natural-gas exploration and development, and

  •
  Hydraulic Fracturing.  The U.S. Congress is currently considering legislation that could adversely affect the use of the hydraulic-fracturing process. Currently, regulation of hydraulic fracturing is primarily conducted at the state level through permitting and other compliance requirements. This legislation, if adopted, could establish an additional level of regulation, permitting and restrictions at the federal level, that could adversely affect the development of unconventional oil and natural gas resources, particularly our Oklahoma shale projects.

We could be adversely affected by a weak domestic or global economy.

        The current anemic recovery from a recessionary economic environment has limited the recovery in demand for oil and natural gas and, therefore, in commodity prices, particularly natural gas. If the current economic environment continues, lower realized prices may result, and result in continued or increased operating losses. These factors could negatively impact our operations and may limit our growth.

FORWARD-LOOKING STATEMENTS

        The statements and information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein that are not statements of historical fact, including all estimates and assumptions contained herein, are "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. These forward looking statements include, among others, statements, estimates and assumptions relating to our business and growth strategies, budgets, projected costs, capital expenditures, savings and plans, competition, our oil and gas reserve estimates, our ability to successfully and economically explore for and develop oil and gas resources, our exploration and development prospects, future inventories, projects and programs, expectations relating to availability and costs of drilling rigs and field services, anticipated trends in our business or industry, our future results of operations, our liquidity and ability to finance our exploration and development activities, market conditions in the oil and gas industry and the impact of environmental and other governmental regulation. Forward-looking statements generally can be identified by the use of forward-looking terminology such as "may", "will", "could", "should", "expect", "intend", "estimate", "budget", "forecast", "predict", "assume", "anticipate", "believe", "project", "pursue", "plan" or "continue" or the negative thereof or variations thereon or similar terminology. These forward-looking statements are subject to numerous assumptions and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to differ materially from those expressed or implied by these statements. These factors include the matters discussed in the section entitled "Risk Factors" above and elsewhere in this prospectus supplement, accompanying prospectus and the documents we have incorporated by reference herein.

        Because forward-looking statements are subject to risks and uncertainties, our actual results may differ materially from those expressed or implied by such statements. Readers are cautioned not to place undue reliance on forward-looking statements, contained herein, which speak only as of the date of this prospectus supplement. Other unknown or unpredictable factors may cause our actual results to differ materially from those projected by the forward-looking statements. Unless otherwise required by law, we undertake no obligation to publicly update or revise any information contained in forward-looking statements. All forward-looking statements attributable to us are expressly qualified in their entirety by these cautionary statements.

USE OF PROCEEDS

        We estimate that we will receive net proceeds of approximately $[    •    ] million from the sale of the Series A Preferred Stock offered by this prospectus supplement and the accompanying prospectus, after deducting our estimated offering expenses and the estimated underwriting commissions.

        We intend to use the net proceeds from the sale of the securities offered by us under this prospectus supplement for general corporate purposes, which may include without limitation, capital expenditures on oil and gas properties. Pending any specific application, we may initially invest funds in short-term marketable securities.

 SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA

        The following table presents our selected historical consolidated financial and operating data. The historical consolidated financial data as of, and for the fiscal years ended, June 30, 2010, 2009, 2008 and 2007 are derived from our audited consolidated financial statements for those periods.

        The information in the following table is only a summary and is not indicative of the results of our future operations. You should read the following information together with our Annual Report on Form 10-K for the year ended June 30, 2010, and our Quarterly Reports on Form 10-Q for the three month periods ended September 30, 2010, December 31, 2010, and March 31, 2011, as well as other information that we have filed with the SEC and incorporated by reference herein. See "Where You Can Find More Information" beginning on page S-52 of this prospectus supplement.

	Nine Months Ended
		Year Ended June 30
	March 31, 2011
		2010	2009	2008	2007
Income Statement Data
Revenues	$4,365,603	$5,021,901	$6,095,183	$4,256,128	$1,866,878
Lease operating expense	$950,382	$1,616,767	$1,281,989	$1,255,787	$1,352,907
Production taxes	$54,084	$48,312	$158,794	$90,252	$62,426
Depreciation, depletion, and amortization	$358,963	$1,818,110	$2,461,162	$903,214	$291,150
Accretion expense	$43,314	$61,054	$37,601	$20,196	$17,319
General and administrative expense ("G&A") (excluding stock-based compensation)	$2,832,702	$2,943,843	$3,490,466	$3,705,751	$2,878,107
G&A: Stock-based compensation	$1,143,413	$2,148,400	$2,405,900	$1,791,486	$1,613,493
Gain from sale of oil and natural gas properties	$—	$—	$—	$—	$—
Income (loss) from operations	$(1,017,255)	$(3,614,585)	$(3,740,729)	$(3,510,558)	$(4,348,524)
Other income (expense), net	$13,034	$55,054	$122,272	$854,130	$1,899,460
Income tax provision (benefit)	$(227,778)	$(1,171,824)	$(1,016,864)	$(1,085,454)	$(638,853)
Net income (loss)	$(776,443)	$(2,387,707)	$(2,601,593)	$(1,570,974)	$(1,810,211)
Earnings (loss) per common share—Basic	$(0.03)	$(0.09)	$(0.10)	$(0.06)	$(0.07)
Earnings (loss) per common share—Diluted	$(0.03)	$(0.09)	$(0.10)	$(0.06)	$(0.07)
Cash Flows Data
Operating Activities:
Before changes in operating assets and liabilities	$540,348	$877,914	$3,070,310	$3,740,878	$(11,865,115)
Changes in operating assets and liabilities	997,428	1,467,267	2,884,468	(4,597,678)	(2,626,933)

Cash provided by (used in) operating activities	1,537,776	2,345,181	5,954,778	(856,800)	(14,492,048)

Investing Activities:
Development of oil and natural gas properties	(2,320,102)	(3,280,425)	(8,063,465)	(11,187,291)	(417,964)
Acquisition of oil and natural gas properties	(814,323)	(517,530)	(2,603,098)	(8,789,501)	(1,918,757)
Proceeds from sale of oil and natural gas properties	231,326	—	—	4,452,450	155,378
Maturities of certificates of deposit	1,100,000	2,059,147	—	—	—
Purchases of certificates of deposit	—	(1,350,000)	(1,757,312	—	—
Cash in qualified intermediary account for "like-kind" exchanges	—	—	—	—	34,662,368
Other	(25,532)	(13,220)	(33,350)	(93,596)	(120,050)

Cash provided by (used in) investing activities	(1,828,631)	(3,102,028)	(12,457,225)	(15,617,938)	32,360,975

Financing Activities:
Purchase of treasury stock	—	—	(8,063,465)	—	—
Payments on notes payable	—	—	(2,603,098)	—	—
Proceeds from notes payable	—	—	—	—	—
Windfall tax benefit	—	—	—	—	—
Equity transactions	106,077	3,342	(1,757,312)	76	(15,532)
Other	—	—	—	—	—

Cash provided by (used in) financing activities	106,077	3,342	(33,350)	76	(15,532)

Increase (decrease) in cash and cash equivalents	$(184,778)	$(753,505)	$(12,457,225)	$(16,474,662)	$17,853,395

	March 31, 2011	June 30, 2010	June 30, 2009	June 30, 2008	June 30, 2007
Balance Sheet Data
Total current assets	$5,148,795	$6,229,351	$8,873,786	$17,801,070	$28,921,518
Total assets	$38,430,435	$37,195,075	$37,828,823	$40,365,848	$34,905,992
Total current liabilities	$2,093,837	$1,287,699	$1,237,904	$4,171,048	$1,596,558
Total liabilities	$5,893,162	$5,717,882	$6,072,229	$7,362,114	$2,122,846
Stockholders' equity	$32,537,273	$31,477,193	$31,756,594	$33,003,734	$32,783,146
Common stock outstanding	27,554,566	27,061,376	26,530,317	26,870,439	26,776,234

	Quarter Ended
	March 31, 2011	December 31, 2010	September 30, 2010	June 30, 2010	March 31, 2010
Revenues
Crude oil	$1,607,521	$778,594	$648,218	$759,344	$469,418
Natural gas liquids ("NGLs")	228,050	231,495	209,918	231,460	282,400
Natural gas	181,504	169,343	310,960	368,387	539,563

Total operating revenues	2,017,075	1,179,432	1,169,096	1,359,191	1,291,381

Operating Expense
Lease operating expense ("LOE")	284,577	311,224	354,581	482,160	399,833
Production taxes	26,308	13,073	14,703	8,054	5,432
Depreciation, depletion, and amortization ("DD&A")	132,516	102,429	124,018	144,766	505,445
Accretion expense	16,233	10,766	16,315	15,954	15,562
G&A (excluding stock-based compensation)(1)	966,628	912,993	953,081	433,064	810,171
G&A: Stock-based compensation(2)	392,533	396,394	354,486	957,595	384,701

Total operating expense	1,818,795	1,746,879	1,817,184	2,041,593	2,121,144

Operating income (loss)	199,842	(567,447)	(648,088)	(682,402)	(829,763)
Interest income, net	1,562	3,705	7,767	7,269	18,776

Net income (loss) before income tax benefit	199,842	(563,742)	(640,321)	(675,133)	(810,987)
Income tax (provision) benefit	(29,416)	102,207	154,987	245,712	259,466

Net income (loss)	$170,426	$(461,535)	$(485,334)	$(429,421)	$(551,521)

Loss per share—basic and diluted	$0.01	$(0.02)	$(0.02)	(0.02)	$(0.02)
Weighted average number of common shares outstanding
Basic	27,521,957	27,457,118	27,160,723	27,137,611	27,144,174
Diluted	30,833,505	27,457,118	27,160,723	27,137,611	27,144,174
Sales volumes per day
Oil (Bbls)	184.5	101.6	94.8	109.5	67.6
NGL (Bbls)	50.4	54.6	55.1	64.2	69.1
Natural gas (Mcf)	513.6	505.5	771.8	972.7	1,094.0

Total (BOE)	320.4	240.4	278.5	335.8	319.0

Average sales price
Oil per Bbl	$96.82	$83.28	$74.36	$76.18	$77.17
NGL per Bbl	50.31	46.12	41.41	39.63	45.42
Natural gas per Mcf	3.93	3.64	4.38	4.16	5.48

Total per BOE	69.94	53.32	45.63	44.47	44.98

Per BOE
LOE and production taxes	10.78	14.66	14.41	16.04	14.12
DD&A	4.59	4.63	4.84	4.74	17.61
Accretion expense	0.56	0.49	0.64	0.52	0.54
G&A (excluding stock-based compensation)(1)	33.52	41.28	37.20	14.17	28.22
G&A: Stock-based compensation(2)	13.61	17.92	13.84	31.33	13.40

Total operating expense	63.06	78.98	70.93	66.80	73.88

Operating (loss) income	$6.88	$(25.65)	$(25.30)	$(22.33)	$(28.90)

Net income (loss) before income taxes	$6.93	$(25.49)	$(24.99)	$(22.09)	$(28.25)

(1)
G&A for the quarter ended June 30, 2010, includes the reversal of accrued bonuses of $587,033 ($19.21 per BOE of 4th quarter production), due to the decision to issue common stock to employees in lieu of a cash bonus.

(2)
G&A: Stock-based compensation for the quarter ended June 30, 2010, includes a charge of $587,033 ($19.21 per BOE of 4th quarter production), related to the payment of 2010 bonuses through the issuance of common stock.

PROVED AND PROBABLE RESERVES

        The following tables summarize our proved reserves as of June 30th for each of the three previous fiscal years and our probable reserves for the year ended June 30, 2010. Our proved reserves and probable reserves estimates for all of our oil and gas properties were prepared in accordance with the definitions and guidelines of the SEC.

Proved Reserves

	As of June 30,
	2010	2009	2008
Proved Oil and Natural Gas Reserves
Crude Oil (Bbls)	10,254,470	945,948	952,041
Natural Gas (Mcf)	6,762,954	6,358,788	10,534,391
Natural Gas Liquids (Bbls)	1,036,627	1,054,294	1,310,460

Total per Barrel of Oil Equivalent (boe)	12,418,256	3,060,040	4,018,233

        Probable reserves are additional reserves that are less certain to be recovered than proved reserves but which, in sum with proved reserves, are as likely as not to be recovered. The various reserve categories have different risks associated with them. Proved reserves are more likely to be produced than probable reserves. Because of these risks, the different reserve categories should not be considered to be directly additive.

Probable Reserves

As of June 30, 2010
Probable Oil and Natural Gas Reserves
Crude Oil (Bbls)	6,170,734
Natural Gas (Mcf)	4,631,944
Natural Gas Liquids (Bbls)	226,081

Total per Barrel of Oil Equivalent (boe)	7,168,805

 RATIOS OF EARNINGS TO FIXED CHARGES AND TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

        Our ratios of earnings to fixed charges and our ratios of earnings to combined fixed charges and tax-adjusted preferred stock dividends were as follows for the periods indicated in the table below.

	Three Months Ended March 31 2011	Nine Months Ended March 31 2011
			Years Ended June 30,
(Dollar amounts in thousands)			2010	2009	2008	2007	2006
Fixed Charges:
Interest Charges(1)	$12	$36	$46	$49	$47	$27	$2,615
Tax-adjusted Preferred Stock Dividends	$—	$—	$—	$—	$—	$—	$—

Total Fixed Charges	$12	$36	$46	$49	$47	$27	$2,615
Earnings (loss) from continuing operations, pre-tax	$200	$(1,004)	$(3,559)	$(3,618)	$(2,659)	$(2,449)	$40,706
Fixed Charges (Calculated Above)	$12	$36	$46	$49	$47	$27	$2615

Earnings (loss) from continuing operations, pre-tax and before fixed charges	$212	$(968)	$(3,513)	$(3,569)	$(2,609)	$(2,422)	$43,321
Ratio of earnings to Fixed Charges(2)	$17						17
Fixed charges coverage deficiency		$36	$46	$49	$47	$27
Ratio of earnings to Combined Fixed Charges and Tax-adjusted Preferred Stock Dividends(2)	$17						17
Combined coverage deficiency		$36	$46	$49	$47	$27

(1)
For purposes of determining the ratio of earnings to fixed charges, interest charge is an estimate of the interest within rental expense, except for 2006, which includes interest incurred from financing.

(2)
In all periods, except for the year ended June 30, 2006, earnings were insufficient to cover fixed charges, and therefore no ratios are shown.

 RATIO OF EBITDA TO FIXED CHARGES AND TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

        EBITDA represents net income before interest expense (and the interest factor of rent expense), income taxes (when applicable), depreciation, depletion, amortization and accretion and non-cash compensation expense. EBITDA is not a measure of net income or cash flow as determined by generally accepted accounting principles ("GAAP"). EBITDA should not be considered as an alternative to, or more meaningful than, net income or cash flow as determined in accordance with GAAP or as an indicator of our operating performance or liquidity. Certain items excluded from EBITDA are significant components in understanding and assessing a company's financial performance, such as a company's cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which is a component of EBITDA. Our computations of EBITDA may not be comparable to other similarly titled measures of other companies. We believe that EBITDA is a widely followed measure of operating performance and may also be used by investors to measure our ability to meet future debt service requirements, if any.

        Our ratios of EBITDA to fixed charges and our ratios of EBITDA to combined fixed charges and tax-adjusted preferred stock dividends were as follows for the periods indicated in the table below. A reconciliation of EBITDA to earnings is also included in the table below.

	Three Months Ended March 31 2011	Nine Months Ended March 31 2011
			Years Ended June 30,
(Dollar amounts in thousands)			2010	2009	2008	2007	2006
Fixed Charges:
Interest Charges(1)	$12	$36	$46	$49	$47	$27	$2,615
Tax-adjusted Preferred Stock Dividends	$—	$—	$—	$—	$—	$—	$—

Total Fixed Charges	$12	$36	$46	$49	$47	$27	$2,615
Earnings (loss) from continuing operations, pre-tax	$200	$(1,004)	$(3,559)	$(3,618)	$(2,659)	$(2,449)	$40,706
Fixed Charges (Calculated Above)	$12	$36	$46	$49	$47	$27	$2615

Earnings (loss) from continuing operations, pre-tax and before fixed charges	$212	$(968)	$(3,513)	$(3,569)	$(2,609)	$(2,422)	$43,321
Add:
Stock-based compensation	$393	$1,143	$2,148	$2,406	$1,791	$1,613	$547
Accretion	$16	$43	61	38	20	—	—
Depreciation, depletion and amortization	$133	$359	$1,818	$2,461	$903	$291	$407

EBITDA	$754	$577	$514	$1,336	$105	$(518)	$44,275
Ratio of EBITDA to Fixed Charges	61	16	11	27	2		17
Fixed charges coverage deficiency						$27
Ratio of EBITDA to Combined Fixed Charges and Tax-adjusted Preferred Stock Dividends	61	16	11	27	2		17
Combined coverage deficiency						$27

(1)
For purposes of determining the ratio of EBITDA to fixed charges, interest charge is an estimate of the interest within rental expense, except for 2006, which includes interest incurred from financing.

CAPITALIZATION

        The following table shows our cash and cash equivalents and capitalization as of March 31, 2011 on an actual basis and on a combined pro forma basis. This table should be read in conjunction with our financial statements (including the accompanying notes) and "Management's Discussion and Analysis of Financial Condition and Results of Operations" set forth in our Annual Report on Form 10-K for the year ended June 30, 2010 and the other information that we have filed with the SEC and incorporated by reference in this prospectus supplement. See "Where You Can Find More Information" beginning on page S-52 of this prospectus supplement.

Capitalization
As of March 31, 2011

Actual
Cash and cash equivalents and short-term certificates of deposit	$3,203,481
Long Term Debt (including current portion)	$—
Shareholders' Equity:
Preferred stock, par value $0.001; 5,000,000 shares authorized; no shares issued or outstanding.	—
Common stock; par value $0.001; 100,000,000 shares authorized; issued 28,342,766 shares; outstanding 27,554,566 shares as of March 31, 2011.	28,342
Additional paid in capital	20,368,673
Retained earnings	13,022,280
Treasury stock, at cost, 788,200 shares	(882,022)
Total stockholders' equity	32,537,273
Total capitalization	$32,537,273

 DESCRIPTION OF SERIES A PREFERRED STOCK

        The terms of the Series A Preferred Stock will be contained in a certificate of designation that will supplement our articles of incorporation, as amended. The following description is a summary of the material provisions of the Series A Preferred Stock and the certificate of designation. It does not purport to be complete. We urge you to read the certificate of designation because it, and not this description, defines your rights as a holder of shares of Series A Preferred Stock. We will include the certificate of designation in a Current Report on Form 8-K that we will file with the Securities and Exchange Commission.

General

        Our board of directors is authorized to cause us to issue, from our authorized but unissued shares of preferred stock, one or more series of preferred stock, to establish from time to time the number of shares to be included in each such series, and to fix the designation and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the shares of each such series. Pursuant to this authority, prior to the closing of this offering, our board of directors will establish the terms for up to 1,000,000 shares of the Series A Preferred Stock, which are described below.

        When issued, the Series A Preferred Stock will be validly issued, fully paid and non-assessable. The holders of the Series A Preferred Stock will have no preemptive rights with respect to any of our stock or any securities convertible into or carrying rights or options to purchase any such stock. The Series A Preferred Stock will not be subject to any sinking fund or other obligation of us to redeem or retire the Series A Preferred Stock, but we may redeem the Series A Preferred Stock as described below under "Redemption". Unless redeemed or repurchased by us, the Series A Preferred Stock will have a perpetual term with no maturity.

        Under the terms and subject to the conditions contained in the underwriting agreement with the underwriter (see below under the caption "Underwriting"), we have agreed to issue and sell to the public through the underwriter, and the underwriter has agreed to offer and sell, 400,000 shares of Series A Preferred Stock, on a best efforts basis. However, one of the conditions to our obligation to sell any of the shares of Series A Preferred Stock through the underwriter is that, upon the closing of the offering, the shares would qualify for listing on the NYSE Amex. In order to list, the NYSE Amex requires that at least 100,000 shares of Series A Preferred Stock be outstanding and the shares must be held in the aggregate by at least 100 round lot stockholders holding an aggregate of at least $2,000,000 in shares.

        Subject to issuance, we anticipate that our shares of Series A Preferred Stock will be approved for listing on the NYSE Amex under the symbol "EPM.PR.A."

        The Series A Preferred Stock will be issued and maintained in book-entry form registered in the name of the nominee, The Depository Trust Company, except in limited circumstances. See "Book-Entry Procedures" below.

        The transfer agent, registrar and dividend disbursing agent for the Series A Preferred Stock will be Continental Stock Transfer & Trust Co.

Ranking

        The Series A Preferred Stock will rank: (i) senior to our common stock and any other equity securities that we may issue in the future, the terms of which specifically provide that such equity securities rank junior to such Series A Preferred Stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up, referred to as "junior shares"; (ii) equal to any shares of equity securities that we may issue in the future, the terms of which specifically provide that such equity securities rank on par with such Series A Preferred Stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up, referred to as "parity shares"; (iii) junior to all other equity securities issued by us, the terms of which specifically provide that such equity securities rank senior to such Series A Preferred Stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up (any such issuance would require the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock), referred to as "senior shares"; and (iv) junior to all our existing and future indebtedness.

Dividends

        Holders of the Series A Preferred Stock will be entitled to receive, when and as declared by our board of directors, out of funds legally available for the payment of dividends, cumulative cash dividends at the rate of 8.5% per annum of the $25.00 per share liquidation preference, equivalent to $2.125 per annum per share.

        The offering of Series A Preferred Stock contemplated by this prospectus supplement is the first issuance of shares of this series by us. With respect to shares of Series A Preferred Stock issued pursuant to this prospectus supplement, we anticipate setting the record date for a June 2011 partial dividend period on June 30, 2011, with such initial dividend payment to be made at the end of July 2011. Any subsequently issued shares of Series A Preferred Stock will become entitled to dividends commencing on the first monthly record date following the date of issuance, and we anticipate setting record dates approximately as of the 15th day of every month with dividends to be paid at the end of the month to such holders of record. Dividends will be payable monthly in arrears on the last day of each calendar month; provided, that if such day falls on a national holiday or a weekend, such dividends will be due and payable on the next business day following such weekend or national holiday. Dividends payable on the shares of Series A Preferred Stock for any partial dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. We will pay dividends to holders of record as they appear in our stock records at the close of business on the applicable record date, which will be the 15th day of every month, or such other date we establish no less than 10 days and no more than 30 days preceding the payment date.

        We will not declare or pay or set aside for payment any dividend on the shares of Series A Preferred Stock if the terms of any of our agreements or senior shares, including agreements relating to our indebtedness, prohibit that declaration, payment or setting aside of funds or provide that the declaration, payment or setting aside of funds is a breach of or a default under that agreement, or if the declaration, payment or setting aside of funds is restricted or prohibited by law. In addition, future debt, contractual covenants or arrangements we enter into may restrict or prevent future dividend payments.

        Notwithstanding the foregoing, however, dividends on the shares of Series A Preferred Stock will accrue regardless of whether: (i) the terms of our senior shares or our agreements at any time prohibit the current payment of dividends; (ii) we have earnings; (iii) there are funds legally available for the payment of such dividends; or (iv) such dividends are declared by our board of directors. Except as otherwise provided, accrued but unpaid distributions on the shares of Series A Preferred Stock will not bear interest, and holders of the shares of Series A Preferred Stock will not be entitled to any distributions in excess of full cumulative distributions as described above. All of our dividends on the shares of Series A Preferred Stock will be credited to the previously accrued dividends on the shares of Series A Preferred Stock. We will credit any dividends paid on the shares of Series A Preferred Stock first to the earliest accrued and unpaid dividend due.

        We may not declare or pay any dividends, or set aside any funds for the payment of dividends, on shares of common stock or other junior shares, or redeem, purchase or otherwise acquire shares of common stock or other junior shares, unless we also have declared and either paid or set aside for payment the full cumulative dividends on the shares of Series A Preferred Stock for all past dividend periods.

        If we do not declare and either pay or set aside for payment the full cumulative dividends on the shares of Series A Preferred Stock and all parity shares, the amount which we have declared will be allocated pro rata to the shares of Series A Preferred Stock and to each parity share so that the amount declared for each share of Series A Preferred Stock and for each parity share is proportionate to the accrued and unpaid distributions on those shares.

Failure to Make Dividend Payments

        If we have failed to pay the accrued cash dividends on the outstanding Series A Preferred Stock in full for any monthly dividend period within a quarterly period for a total of four accumulated consecutive or non-consecutive quarterly periods, then (i) the annual dividend rate on the Series A Preferred Stock will be increased to 10.5% per annum, which we refer to as the Penalty Rate, commencing on the first day after the fourth quarter in which a monthly payment was missed; (ii) if we do not pay dividends in cash, dividends on the Series A Preferred Stock, including all accrued but unpaid dividends, will be paid either (a) if our common stock is then listed or quoted on the New York Stock Exchange, the NYSE Amex or The NASDAQ Global, Global Select or Capital Market, or a comparable national exchange (each a "national exchange"), in the form of our fully-tradable registered common stock (based on the weighted average daily trading price for the 10 business day period ending on the business day immediately preceding the payment) and cash in lieu of any fractional share, or (b) if our common stock is not then listed on a national exchange, in the form of additional shares of Series A Preferred Stock with a liquidation value equal to the amount of the dividend and cash in lieu of any fractional share; and (iii) the holders of our Series A Preferred Stock will have the voting rights described below. See "Description of Series A Preferred Stock—Voting Rights." Once we have paid all accumulated and unpaid dividends in full and have paid cash dividends at the Penalty Rate in full for an additional two consecutive quarters, the dividend rate will be restored to the stated rate and the foregoing provisions will not be applicable, unless we again fail to pay any monthly dividend on or before the payment date for the next succeeding monthly dividend.

        We are required by the terms of the certificate of designation governing the Series A Preferred Stock to reserve a sufficient number of shares of our common stock or Series A Preferred Stock for the payment of accumulated dividends in additional shares of our common stock or Series A Preferred Stock.

Failure to Maintain National Market Listing of Series A Preferred Stock

        Once the Series A Preferred Stock is eligible for listing, if we fail to maintain the listing of the Series A Preferred Stock on a national exchange for at least 180 consecutive days, then: (i) the annual dividend rate on the Series A Preferred Stock will be increased to 10.5% per annum commencing on the 181st day, in a period of 181 consecutive days, that the Series A Preferred Stock is not listed on a national exchange, and (ii) holders of Series A Preferred Stock will have the voting rights described below. See "Description of Series A Preferred Stock—Voting Rights." When the Series A Preferred Stock is once again listed on a national exchange, the dividend rate will be restored to the Stated Rate and the foregoing provisions will not be applicable, unless the Series A Preferred Stock is again no longer listed on a national exchange for a period of 90 days.

Liquidation Preference

        Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, then, before any distribution or payment shall be made to the holders of any common stock or any other class or series of junior shares in the distribution of assets upon any liquidation, dissolution or winding up of the Company, the holders of Series A Preferred Stock shall be entitled to receive out of our assets legally available for distribution to stockholders, liquidating distributions in the amount of the liquidation preference, or $25.00 per share, plus an amount equal to all dividends (whether or not earned or declared) accrued and unpaid thereon. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series A Preferred Stock will have no right or claim to any of our remaining assets. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding Series A Preferred Stock and the corresponding amounts payable on all senior shares and parity shares, then after payment of the liquidating distribution on all outstanding senior shares, the holders of the Series A Preferred Stock and all other such classes or series of parity shares shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. For such purposes, the consolidation or merger of the Company with or into any other entity, or the sale, lease or conveyance of all or substantially all of our property or business, or a statutory share exchange shall not be deemed to constitute a voluntary or involuntary liquidation, dissolution or winding up of the Company.

        The certificate of designation for the Series A Preferred Stock will not contain any provision requiring funds to be set aside to protect the liquidation preference of the Series A Preferred Stock.

Redemption

General

        We may not redeem the Series A Preferred Stock prior to June [    •    ], 2014, except following a "Change of Ownership or Control" as described below in this prospectus supplement. On or after June [    •    ], 2014, we, at our option, upon not less than 30 nor more than 60 days' written notice, may redeem the Series A Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends thereon to the date fixed for redemption, without interest. If fewer than all of the outstanding Series A Preferred Stock are to be redeemed, the number of shares to be redeemed will be determined by us and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares) or by lot in an equitable manner determined by us.

        Unless full cumulative dividends on all Series A Preferred Stock and all parity shares shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, no Series A Preferred Stock or parity shares shall be redeemed unless all outstanding Series A Preferred Stock and parity shares are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of Series A Preferred Stock or parity shares pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series A Preferred Stock and parity shares. Furthermore, unless full cumulative dividends on all outstanding Series A Preferred Stock and parity shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, we shall not purchase or otherwise acquire directly or indirectly any Series A Preferred Stock or parity shares (except by conversion into or exchange for our junior shares and parity shares).

        From and after the redemption date (unless we default in payment of the redemption price), all dividends will cease to accumulate on the Series A Preferred Stock, such shares shall no longer be deemed to be outstanding, and all of your rights as a holder of shares of Series A Preferred Stock will terminate with respect to such shares, except the right to receive the redemption price and all accrued and unpaid dividends up to the redemption date.

Procedures

        Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of Series A Preferred Stock at the address shown on our share transfer books. Each notice shall state: (i) the redemption date, (ii) the number of shares of Series A Preferred Stock to be redeemed, (iii) the redemption price of $25.00 per share of Series A Preferred Stock, plus any accrued and unpaid dividends through the date of redemption, (iv) the place or places where any certificates issued for Series A Preferred Stock other than through the DTC book entry described below, are to be surrendered for payment of the redemption price, (v) that dividends on the Series A Preferred Stock will cease to accrue on such redemption date, and (vi) any other information required by law or by the applicable rules of any exchange upon which the Series A Preferred Stock may be listed or admitted for trading. If fewer than all outstanding shares of Series A Preferred Stock are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of shares of Series A Preferred Stock to be redeemed from each such holder.

        At our election, on or prior to the redemption date, we may irrevocably deposit the redemption price (including accrued and unpaid dividends) of the Series A Preferred Stock so called for redemption in trust for the holders thereof with a bank or trust company, in which case the notice to holders of the Series A Preferred Stock will (i) state the date of such deposit, (ii) specify the office of such bank or trust company as the place of payment of the redemption price, and (iii) require such holders to surrender any certificates issued for Series A Preferred Stock other than through the DTC book entry described below at such place on or about the date fixed in such redemption notice (which may not be later than such redemption date) against payment of the redemption price (including all accrued and unpaid dividends to the redemption date). Any interest or other earnings earned on the redemption price (including all accrued and unpaid dividends) deposited with a bank or trust company will be paid to us. Any monies so deposited that remain unclaimed by the holders of the Series A Preferred Stock at the end of six months after the redemption date will be returned to us by such bank or trust company. If we make such a deposit, shares of the Series A Preferred Stock shall not be considered outstanding for purposes of voting or determining shares entitled to vote on any matter on or after the date of such deposit.

        On or after the date fixed for redemption, each holder of shares of Series A Preferred Stock that holds a certificate other than through the DTC book entry described below must present and surrender each certificate representing his Series A Preferred Stock to us at the place designated in the applicable notice and thereupon the redemption price of such shares will be paid to or on the order of the person whose name appears on such certificate representing the Series A Preferred Stock as the owner thereof, each surrendered certificate will be canceled and the shares will be retired and restored to the status of undesignated, authorized shares of preferred stock.

        If we redeem any shares of Series A Preferred Stock and if the redemption date occurs after a dividend record date and on or prior to the related dividend payment date, the dividend payable on such dividend payment date with respect to such shares called for redemption shall be payable on such dividend payment date to the holders of record at the close of business on such dividend record date, and shall not be payable as part of the redemption price for such shares.

Special Redemption upon Change of Ownership or Control

        Following a "Change of Ownership or Control" of us by a person, entity or group, we (or the acquiring entity) will have the option to redeem the Series A Preferred Stock, in whole but not in part, within 90 days after the date on which the Change of Ownership or Control has occurred for cash, at the following price per share, plus accrued and unpaid dividends (whether or not earned or declared), up to the redemption date:

Redemption Date	Redemption Price
On or before to June [•], 2012	$25.75
After June [•], 2012 and on or before June [•], 2013	$25.50
After June [•], 2013 and on or before June [•], 2014	$25.25
On or after June [•], 2014	$25.00

        A "Change of Ownership or Control" shall be deemed to have occurred on the date: (i) that a "person" or "group" (within the meaning of Sections 13(d) and 14(d) of the Exchange Act) becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have beneficial ownership of all shares of voting stock that such person or group has the right to acquire regardless of when such right is first exercisable), directly or indirectly, of voting stock representing more than 50% of the total voting power of the voting stock of our company; (ii) that we sell, transfer or otherwise dispose of all or substantially all of our assets; or (iii) of the consummation of a merger or share exchange of our company with another entity where our stockholders immediately prior to the merger or share exchange would not beneficially own, immediately after the merger or share exchange, shares representing 50% or more of the outstanding voting stock of the corporation issuing cash or securities in the merger or share exchange (without consideration of the rights of any class of stock to elect directors by a separate group vote), or where members of our board of directors immediately prior to the merger or share exchange would not immediately after the merger or share exchange constitute a majority of the board of directors of the corporation issuing cash or securities in the merger or share exchange. "Voting stock" shall mean stock of any class or kind having the power to vote generally for the election of directors.

Voting Rights

        Except as indicated below, the holders of Series A Preferred Stock will have no voting rights.

        If and whenever either (i) cash dividends on any outstanding Series A Preferred Stock are accrued, but have not been paid in full for any monthly dividend period for any four accumulated consecutive or non-consecutive quarterly periods (or nonpayment of one monthly dividend which remains unpaid until the next succeeding dividend payment date for payment defaults occurring after the initial payment default), whether or not earned or declared, or (ii) once the Series A Preferred Stock is eligible for listing on a national exchange and the Series A Preferred Stock remains unlisted on a national exchange for a period of at least 180 consecutive days (or 90 consecutive days for listing defaults occurring after the initial listing default), the number of directors then constituting our board of directors will increase by two, and the holders of Series A Preferred Stock, voting together as a class with the holders of any other parity shares upon which like voting rights have been conferred (any such other series, being "voting preferred stock"), will have the right to elect two additional directors to serve on our board of directors at any annual meeting of stockholders, or special meeting held in place thereof, or a special meeting of the holders of Series A Preferred Stock and such voting preferred stock called at the request of any holder of record of the Series A Preferred Stock or by a holder of such voting preferred stock and at each subsequent annual meeting of stockholders until we have paid all accumulated accrued and unpaid dividends on the Series A Preferred Stock in full and have paid accrued dividends for all monthly dividend periods during the two most recently completed quarterly dividend periods in full in cash, or until the Series A Preferred Stock is again subject to a national market listing, as applicable. The term of office of all directors so elected will terminate with the termination of such voting rights.

        The approval of two-thirds of the outstanding Series A Preferred Stock and all other series of voting preferred stock similarly affected, voting as a single class, is required in order to: (i) amend our articles of incorporation if such amendment materially and adversely affects the rights, preferences or voting power of the holders of the Series A Preferred Stock or the voting preferred stock; (ii) enter into a statutory share exchange that affects the Series A Preferred Stock, consolidate with or merge into another entity, or permit another entity to consolidate with or merge into us, unless in each such case each share of Series A Preferred Stock remains outstanding without a material adverse change to its terms and rights or is converted into or exchanged for preferred stock of the surviving entity having preferences, rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption thereof identical to that of the Series A Preferred Stock (except for changes that do not materially and adversely affect the holders of the Series A Preferred Stock); or (iii) authorize, reclassify, create, or increase the authorized amount of any class of stock having rights senior to the Series A Preferred Stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up.

        The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required will be effected, all outstanding Series A Preferred Stock have been redeemed in accordance with their terms or called for redemption in accordance with their terms and sufficient funds shall have been deposited in trust to effect such redemption.

        Except as provided above, the holders of Series A Preferred Stock are not entitled to vote on any merger or consolidation involving us or a sale of all or substantially all of our assets or any amendment to our articles of incorporation.

Conversion

        The shares of Series A Preferred Stock are not convertible into or exchangeable for any of our other property or securities.

Information Rights

        During any period in which we are not subject to Section 13 or 15(d) of the Exchange Act and any shares of Series A Preferred Stock are outstanding, we will: (i) transmit by mail to all holders of Series A Preferred Stock, as their names and addresses appear in our record books and without cost to such holders, copies of the annual reports and quarterly reports that we would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if we were subject to such sections (other than any exhibits that would have been required); and (ii) promptly upon written request, supply copies of such reports to any prospective holder of Series A Preferred Stock. We will mail the reports to the holders of Series A Preferred Stock within 15 days after the respective dates by which we would have been required to file the reports with the SEC if we were subject to Section 13 or 15(d) of the Exchange Act.

Book-Entry Procedures

        The Depository Trust Company, which we refer to as DTC, will act as securities depositary for the Series A Preferred Stock. We will issue one or more fully registered global securities certificates in the name of DTC's nominee, Cede & Co. These certificates will represent the total aggregate number of shares of Series A Preferred Stock. We will deposit these certificates with DTC or a custodian appointed by DTC. We will not issue certificates to you for the Series A Preferred Stock that you purchase, unless DTC's services are discontinued as described below.

        Title to book-entry interests in the Series A Preferred Stock will pass by book-entry registration of the transfer within the records of DTC, as the case may be, in accordance with their respective procedures. Book-entry interests in the securities may be transferred within DTC in accordance with procedures established for these purposes by DTC.

        Each person owning a beneficial interest in the Series A Preferred Stock must rely on the procedures of DTC and the participant through which such person owns its interest to exercise its rights as a holder of the Series A Preferred Stock.

        DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered under the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants, referred to as Direct Participants, deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the NYSE Amex, and the Financial Industry Regulatory Authority, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly, referred to as "Indirect Participants". The rules applicable to DTC and its Direct and Indirect Participants are on file with the SEC.

        When you purchase the Series A Preferred Stock within the DTC system, the purchase must be made by or through a Direct Participant. The Direct Participant will receive a credit for the Series A Preferred Stock on DTC's records. You, as the actual owner of the Series A Preferred Stock, are the "beneficial owner". Your beneficial ownership interest will be recorded on the Direct and Indirect Participants' records, but DTC will have no knowledge of your individual ownership. DTC's records reflect only the identity of the Direct Participants to whose accounts Series A Preferred Stock is credited.

        You will not receive written confirmation from DTC of your purchase. The Direct or Indirect Participants through whom you purchased the Series A Preferred Stock should send you written confirmations providing details of your transactions, as well as periodic statements of your holdings. The Direct and Indirect Participants are responsible for keeping an accurate account of the holdings of their customers like you.

        Transfers of ownership interests held through Direct and Indirect Participants will be accomplished by entries on the books of Direct and Indirect Participants acting on behalf of the beneficial owners.

        The laws of some states may require that specified purchasers of securities take physical delivery of the Series A Preferred Stock in definitive form. These laws may impair the ability to transfer beneficial interests in the global certificates representing the Series A Preferred Stock.

        Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

        We understand that, under DTC's existing practices, in the event that we request any action of holders, or an owner of a beneficial interest in a global security such as you desires to take any action which a holder is entitled to take under our amended and restated articles of incorporation, as amended or supplemented, DTC would authorize the Direct Participants holding the relevant shares to take such action, and those Direct Participants and any Indirect Participants would authorize beneficial owners owning through those Direct and Indirect Participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

        Redemption notices will be sent to Cede & Co. If less than all of the outstanding shares of Series A Preferred Stock are being redeemed, DTC will reduce each Direct Participant's holdings of Series A Preferred Stock in accordance with its procedures.

        In those instances where a vote is required, neither DTC nor Cede & Co. itself will consent or vote with respect to the Series A Preferred Stock. Under its usual procedures, DTC would mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Series A Preferred Stock is credited on the record date, which are identified in a listing attached to the omnibus proxy.

        Dividends on the Series A Preferred Stock will be made directly to DTC. DTC's practice is to credit participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on that payment date.

        Payments by Direct and Indirect Participants to beneficial owners such as you will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name." These payments will be the responsibility of the participant and not of DTC, us or any agent of ours.

        DTC may discontinue providing its services as securities depositary with respect to the Series A Preferred Stock at any time by giving reasonable notice to us. Additionally, we may decide to discontinue the book-entry only system of transfers with respect to the Series A Preferred Stock. In that event, we will print and deliver certificates in fully registered form for the Series A Preferred Stock. If DTC notifies us that it is unwilling to continue as securities depositary, or if it is unable to continue or ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days after receiving such notice or becoming aware that DTC is no longer so registered, we will issue the Series A Preferred Stock in definitive form, at our expense, upon registration of transfer of, or in exchange for, such global security.

        According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

        Initial settlement for the Series A Preferred Stock will be made in immediately available funds. Secondary market trading between DTC's participants will occur in the ordinary way in accordance with DTC's rules and will be settled in immediately available funds using DTC's Same-Day Funds Settlement System.

Direct Registration System

        Our Series A Preferred Stock is registered in book-entry form through the Direct Registration System (the "DRS"). The DRS is a system administered by DTC pursuant to which the depositary may register the ownership of uncertificated shares, which ownership shall be evidenced by periodic statements issued by the depositary to the Series A Preferred Stockholders entitled thereto. This direct registration form of ownership allows investors to have securities registered in their names without requiring the issuance of a physical stock certificate, eliminates the need for you to safeguard and store certificates and permits the electronic transfer of securities to effect transactions without transferring physical certificates.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

        The following discussion summarizes the material U.S. federal income tax consequences that may be applicable to "U.S. holders" and "non-U.S. holders" (each as defined below) with respect to the purchase, ownership, and disposition of the Series A Preferred Stock offered by this prospectus supplement. This discussion only applies to purchasers who purchase and hold the Series A Preferred Stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code") (generally property held for investment). This discussion does not describe all of the tax consequences that may be relevant to each purchaser or holder of Series A Preferred Stock in light of its particular circumstances.

        This discussion is based upon provisions of the Code, Treasury regulations, rulings and judicial decisions as of the date hereof. These authorities may change, perhaps retroactively, which could result in U.S. federal income tax consequences different from those summarized below. We cannot assure you that the Internal Revenue Service ("IRS") will not challenge one or more of the tax consequences described in this discussion, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal tax consequences of acquiring, holding or disposing of the Series A Preferred Stock. This discussion does not address all aspects of U.S. federal income taxes (such as the alternative minimum tax) and does not describe any foreign, state, local or other tax considerations that may be relevant to a purchaser or holder of Series A Preferred Stock in light of their particular circumstances. In addition, this discussion does not describe the U.S. federal income tax consequences applicable to a purchaser or a holder of Series A Preferred Stock who is subject to special treatment under U.S. federal income tax laws (including, a corporation that accumulates earnings to avoid U.S. federal income tax, a pass-through entity or an investor in a pass-through entity, a tax-exempt entity, pension or other employee benefit plans, financial institutions or broker-dealers, persons holding Series A Preferred Stock as part of a hedging or conversion transaction or straddle, a person subject to the alternative minimum tax, an insurance company, former U.S. citizens, or former long-term U.S. residents). We cannot assure you that a change in law will not significantly alter the tax considerations that we describe in this discussion.

        If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds Series A Preferred Stock, the U.S. federal income tax treatment of a partner of that partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner of a partnership holding our Series A Preferred Stock, you should consult your tax advisors as to the particular U.S. federal income tax consequences of holding and disposing of our Series A Preferred Stock.

        THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE LEGAL ADVICE TO ANY PROSPECTIVE PURCHASER OF OUR SERIES A PREFERRED STOCK. ADDITIONALLY, THIS DISCUSSION CANNOT BE USED BY ANY HOLDER FOR THE PURPOSE OF AVOIDING TAX PENALTIES THAT MAY BE IMPOSED ON SUCH HOLDER. IF YOU ARE CONSIDERING THE PURCHASE OF OUR SERIES A PREFERRED STOCK, YOU SHOULD CONSULT YOUR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF OUR SERIES A PREFERRED STOCK IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES AND ANY CONSEQUENCES ARISING UNDER THE LAWS OF APPLICABLE STATE, LOCAL OR FOREIGN TAXING JURISDICTIONS. YOU SHOULD ALSO CONSULT WITH YOUR TAX ADVISORS CONCERNING ANY POSSIBLE ENACTMENT OF LEGISLATION THAT WOULD AFFECT YOUR INVESTMENT IN OUR SERIES A PREFERRED STOCK IN YOUR PARTICULAR CIRCUMSTANCES.

U.S. Holders

        Subject to the qualifications set forth above, the following discussion summarizes the material U.S. federal income tax consequences of the purchase, ownership and disposition of our Series A Preferred Stock by "U.S. holders." You are a "U.S. holder" if you are a beneficial owner of our Series A Preferred Stock and you are for U.S. federal income tax purposes:

  •
  an individual citizen or resident of the United States;

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  a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

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  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

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  a trust if it (a) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (b) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

        U.S. Holder: Distributions in General.    In general, if distributions are made with respect to our Series A Preferred Stock, such distributions will be treated as dividends to the extent of our current and accumulated earnings and profits as determined under the Code. Any portion of a distribution that exceeds our current and accumulated earnings and profits will first be applied to reduce a U.S. holder's tax basis in the Series A Preferred Stock, and the excess will be treated as gain from the disposition of the Series A Preferred Stock, the tax treatment of which is discussed below under "U.S. Holder: Disposition of Series A Preferred Stock, Including Redemptions." We currently have accumulated earnings and profits, however, we may not have sufficient current earnings and profits during future fiscal years for the distributions on the Series A Preferred Stock to qualify as dividends for U.S. federal income tax purposes.

        Distributions treated as dividends are received by individual holders of Series A Preferred Stock will generally be subject to a reduced maximum tax rate of 15% if such dividends are treated as "qualified dividend income" for U.S. federal income tax purposes (but such rate is scheduled to increase effective January 1, 2012). The rate reduction does not apply to dividends received to the extent that the individual stockholder elects to treat the dividends as "investment income," which may be offset against investment expenses. Furthermore, the rate reduction does not apply to dividends that are paid to individual stockholders with respect to the Series A Preferred Stock that is held for 60 days or less during the 121-day period beginning on the date which is 60 days before the date on which the Series A Preferred Stock becomes ex-dividend. In addition, dividends recognized after December 31, 2012 by U.S. holders that are individuals could be subject to the 3.8% "Medicare" tax on net investment income. Individual stockholders should consult their own tax advisors regarding the implications of these rules in light of their particular circumstances.

        Several of the tax considerations described in this prospectus supplement and the accompanying prospectus are subject to a sunset provision. On December 17, 2010, President Obama signed into law the Tax Relief, Unemployment Insurance Reauthorization, and Job Creation Act of 2010, extending through December 31, 2012 certain federal income tax rates which had been set to expire (i.e., "sunset") on December 31, 2010. The amended sunset generally provides that for taxable years beginning after December 31, 2012, certain federal income tax rates will revert back to prior federal income tax rates. The impact of the sunset is not discussed in this prospectus supplement and the accompanying prospectus. Consequently, U.S. holders are urged to consult their own tax advisors regarding the effect of the sunset based on their individual tax situations.

        Distributions treated as dividends that are received by corporations generally will be eligible for the dividends-received deduction. Generally, this deduction is allowed if the underlying stock is held for at least 46 days during the 91 day period beginning on the date 45 days before the ex-dividend date of the stock, and for cumulative preferred stock with an arrearage of dividends, the holding period is at least 91 days during the 181 day period beginning on the date 90 days before the ex-dividend date of the stock. Each domestic corporate holder of Series A Preferred Stock is urged to consult with its tax advisors with respect to the eligibility for and amount of any dividends received deduction.

        U.S. Holder: Distributions of Additional Shares of Common Stock or Series A Preferred Stock.    As discussed under the "Description of Series A Preferred Stock—Dividends—Failure to Make Dividend Payments," the certificate of designation governing the Series A Preferred Stock requires us to pay dividends on Series A Preferred Stock "in-kind" in shares of our common stock or additional shares of Series A Preferred Stock in certain circumstances. Such dividend distributions of shares of common stock or additional shares of Series A Preferred Stock will be treated as taxable distributions in the same manner as cash distributions. The amount of the distribution and basis of the shares of common stock or Series A Preferred Stock received will be equal to the fair market value of such shares on the distribution date.

        Additionally, if the Series A Preferred Stock is issued at a price less than the redemption price, because the Company may call for the redemption of the Series A Preferred Stock under certain circumstances, the holder of the Series A Preferred Stock may be treated as receiving periodically a constructive distribution of additional stock on the Series A Preferred Stock. Under Treasury regulations, such constructive distribution would be required if, based on all of the facts and circumstances as of the issue date, the redemption pursuant to the Company's right to redeem the Series A Preferred Stock is more likely than not to occur. The Treasury regulations provide that an issuer's right to redeem will not be treated as more likely than not to occur if: (i) the issuer and holder of the stock are not related within the meaning of Section 267(b) or Section 707(b) of the Code (substituting "20%" for the phrase "50%"); (ii) there are no plans, arrangements, or agreements that effectively require or are intended to compel the issuer to redeem the stock; and (iii) exercise of the right to redeem would not reduce the yield on the stock determined using principles applicable to the determination of original issue discount under Sections 1272 of the Code and the Treasury regulations under Sections 1271 through 1275 of the Code. The fact that a redemption right is not described in the preceding sentence does not mean that an issuer's right to redeem is more likely than not to occur and the issuer's right to redeem must still be tested under all the facts and circumstances to determine if it is more likely than not to occur. The Company believes that its right to call for the redemption of the Series A Preferred Stock should not be treated as more likely than not to occur applying the foregoing test, and as a result, no constructive distribution should be required.

        U.S. Holder: Disposition of Series A Preferred Stock, Including Redemptions.    Upon any sale, exchange, redemption (except as discussed below), or other disposition of the Series A Preferred Stock, a U.S. holder generally will recognize capital gain or loss equal to the difference between the amount realized by the U.S. holder on any sale, exchange, redemption (except as discussed below), or other disposition, and the U.S. holder's adjusted tax basis in the Series A Preferred Stock. Such capital gain or loss will be long-term capital gain or loss if the U.S. holder's holding period for the Series A Preferred Stock is longer than one year. A U.S. holder should consult its own tax advisors with respect to applicable tax rates and netting rules for capital gains and losses. Certain limitations exist on the deduction of capital losses by both corporate and non-corporate taxpayers. In addition, under the 2010 Reconciliation Act, gains recognized after December 31, 2012, by U.S. holders that are individuals could be subject to the 3.8% "Medicare" tax on net investment income.

        A redemption of shares of the Series A Preferred Stock will generally be a taxable event. If the redemption is treated as a sale or exchange, instead of a dividend, a U.S. holder generally will recognize capital gain or loss (which will be long-term capital gain or loss, if the U.S. holder's holding period for such Series A Preferred Stock exceeds one year), equal to the difference between the amount realized by the U.S. holder and the U.S. holder's adjusted tax basis in the Series A Preferred Stock redeemed, except to the extent that any cash received is attributable to any accrued but unpaid dividends on the Series A Preferred Stock, which generally will be subject to the rules discussed above in "U.S. holder: Distributions in General." A payment made in redemption of Series A Preferred Stock may be treated as a dividend, rather than as payment in exchange for the Series A Preferred Stock, unless the redemption:

  •
  is "not essentially equivalent to a dividend" with respect to a U.S. holder under Section 302(b)(1) of the Code;

  •
  is a "substantially disproportionate" redemption with respect to a U.S. holder under Section 302(b)(2) of the Code;

  •
  results in a "complete redemption" of a U.S. holder's stock interest in the Company under Section 302(b)(3) of the Code; or

  •
  is a redemption of stock held by a non-corporate shareholder, where such redemption results in a partial liquidation of the Company under Section 302(b)(4) of the Code.

        In determining whether any of these tests has been met, a U.S. holder must take into account not only shares of Series A Preferred Stock and our common stock that the U.S. holder actually owns, but also shares that the U.S. holder constructively owns within the meaning of Section 318 of the Code.

        A redemption payment will be treated as "not essentially equivalent to a dividend" if it results in a "meaningful reduction" in a U.S. holder's aggregate stock interest in the Company, which will depend on the U.S. holder's particular facts and circumstances at such time.

        Satisfaction of the "complete redemption" and "substantially disproportionate" exceptions is dependent upon compliance with the objective tests set forth in Section 302(b)(3) and Section 302(b)(2) of the Code. A redemption will result in a "complete redemption" if either all of our stock actually and constructively owned by a U.S. holder is exchanged in the redemption or all of our stock actually owned by the U.S. holder is exchanged in the redemption and the U.S. holder is eligible to waive, and the U.S. holder effectively waives, the attribution of our stock constructively owned by the U.S. holder in accordance with the procedures described in Section 302(c)(2) of Code. A redemption does not qualify for the "substantially disproportionate" exception if the stock redeemed is only non-voting stock, and for this purpose, stock which does not have voting rights until the occurrence of an event is not voting stock until the occurrence of the specified event. Accordingly, any redemption of Series A Preferred Stock will likely not qualify for this exception because the voting rights are limited as provided in the "Description of Series A Preferred Stock-Voting Rights."

        For purposes of the "redemption from non-corporate shareholders in a partial liquidation" test, a distribution will be treated as in partial liquidation of a corporation if the distribution is not essentially equivalent to a dividend (determined at the corporate level rather than the shareholder level) and the distribution is pursuant to a plan and occurs within the taxable year in which the plan was adopted or within the succeeding taxable year. For these purposes, a distribution is generally not essentially equivalent to a dividend if the distribution results in a corporate contraction. The determination of what constitutes a corporate contraction is generally factual in nature.

        If none of the foregoing tests result in sale or exchange treatment upon redemption, and instead a redemption payment is treated as a dividend distribution, the rules discussed above in "U.S. Holder: Distributions in General" apply.

        Because of the factual nature of the foregoing tests, each U.S. holder of Series A Preferred Stock should consult its own tax advisors to determine whether a payment made in redemption of Series A

Preferred Stock will be treated as a dividend or as payment in exchange for the Series A Preferred Stock.

        U.S. Holder: Information Reporting and Backup Withholding.    Information reporting and backup withholding may apply with respect to payments of dividends on the Series A Preferred Stock and to certain payments of proceeds on the sale or other disposition of our Series A Preferred Stock. Certain non-corporate U.S. holders may be subject to U.S. backup withholding (currently at a rate of 28%) on payments of dividends on the Series A Preferred Stock and certain payments of proceeds on the sale or other disposition of our Series A Preferred Stock unless the beneficial owner of such Series A Preferred Stock furnishes the payor or its agent with a taxpayer identification number, certified under penalties of perjury, and certain other information, or otherwise establishes, in the manner prescribed by law, an exemption from backup withholding.

        U.S. backup withholding tax is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. holder's U.S. federal income tax liability, which may entitle the U.S. holder to a refund, provided the U.S. holder timely furnishes the required information to the Internal Revenue Service.

Non-U.S. holders

        Subject to the qualifications set forth above under the caption "Material U.S. Federal Income Tax Consequences", the following discussion summarizes the material U.S. federal income tax consequences of the purchase, ownership and disposition of our Series A Preferred Stock by certain "non-U.S. holders". For purposes of this discussion, you are a "non-U.S. holder" if you are a beneficial owner of Series A Preferred Stock and you are an individual, corporation, estate or trust that is not a "U.S. holder."

        Non-U.S. Holder: Distributions on the Series A Preferred Stock.    In general, if distributions (whether in cash or our common stock or Series A Preferred Stock) are made with respect to our Series A Preferred Stock, such distributions will be treated as dividends to the extent of our current and accumulated earnings and profits as determined under the Code and will be subject to withholding as discussed below. Any portion of a distribution that exceeds our current and accumulated earnings and profits will first be applied to reduce the non-U.S. holder's basis in the Series A Preferred Stock and, to the extent such portion exceeds the non-U.S. holder's basis, the excess will be treated as gain from the disposition of the Series A Preferred Stock, the tax treatment of which is discussed below under "Non-U.S. holder: Disposition of Series A Preferred Stock, Including Redemptions." We currently have accumulated earnings and profits; however, we may not have sufficient current earnings and profits during future fiscal years for the distributions on the Series A Preferred Stock to qualify as dividends for U.S. federal income tax purposes. In addition, if we are a U.S. real property holding corporation, or a "USRPHC", which we believe that we are, and any distribution exceeds our current and accumulated earnings and profits, we will need to choose to satisfy our withholding requirements either by treating the entire distribution as a dividend (whether or not any portion of the distribution represents a return of basis or capital gain), subject to the withholding rules in the following paragraph (generally, at a rate of 30%, unless a reduced rate applies to dividend distributions in general under an income tax treaty, in which case the applicable rate of withholding shall be no less than 10% or such lower rate as may be specified by the applicable income tax treaty for distributions from a USRPHC), or by treating only the amount of the distribution equal to our reasonable estimate of our current and accumulated earnings and profits as a dividend, subject to the withholding rules in the following paragraph, with the excess portion of the distribution subject to withholding at a rate of 10% or such lower rate as may be specified by an applicable income tax treaty as if such excess were the result of a sale of shares in a USRPHC (discussed below under "Non-U.S. Holder: Disposition of Series A Preferred Stock, Including Redemptions"), with a credit generally allowed against the non-U.S. holder's U.S. federal income tax liability (which includes gain or loss recognized from the sale or other disposition of stock in a

USRPHC, taxed as if the non-U.S. holder were engaged in a trade or business in the United States and such gain were effectively connected with such trade or business in the United States) in an amount equal to the amount withheld from such excess.

        Dividends paid to a non-U.S. holder of our Series A Preferred Stock will generally be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. But, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, where a tax treaty applies, are attributable to a permanent establishment maintained by the non-U.S. holder in the United States) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied, including completing Internal Revenue Service Form W-8ECI (or other applicable form). Instead, such dividends are subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code, unless an applicable income tax treaty provides otherwise. Any such effectively connected dividends received by a foreign corporation may be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

        A non-U.S. holder of our Series A Preferred Stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required to (a) complete Internal Revenue Service Form W-8BEN (or other applicable form) and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits, or (b) if our Series A Preferred Stock is held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable Treasury regulations.

        A non-U.S. holder of our Series A Preferred Stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the Internal Revenue Service.

        Non-U.S. Holder: Disposition of Series A Preferred Stock, Including Redemptions.    Any gain realized by a non-U.S. holder on the disposition of our Series A Preferred Stock will generally not be subject to U.S. federal income or withholding tax unless:

  •
  the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States);

  •
  the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

  •
  we are or have been a USRPHC for U.S. federal income tax purposes, as such term is defined in Section 897(c) of the Code, and such non-U.S. holder owned directly or pursuant to attribution rules at any time during the five-year period ending on the date of disposition more than 5% of our Series A Preferred Stock. This assumes that our Series A Preferred Stock is regularly traded on an established securities market, within the meaning of Section 897(c)(3) of the Code. We believe we are a USRPHC and that our Series A Preferred Stock will be regularly traded on an established securities market.

        A non-U.S. holder described in the first bullet point immediately above will generally be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates in the same manner as if the non-U.S. holder were a United States person as defined under the Code, and if it is a corporation, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States. A non-U.S. holder described in the third bullet point above will be subject to U.S. federal income tax under regular graduated U.S. federal income tax rates with respect to the gain recognized in the same manner as if the non-U.S. holder were engaged in a trade or business in the United States and such gain were effectively connected with trade or business in the United States, and will be subject to a 10% withholding tax, with a credit of such withholding tax withheld generally allowed against the non-U.S. holder's U.S. federal income tax liability.

        If a non-U.S. holder is subject to U.S. federal income tax on any disposition of the Series A Preferred Stock, upon any sale, exchange, redemption (except as discussed below), or other disposition of the Series A Preferred Stock, such a non-U.S. holder will recognize capital gain or loss equal to the difference between the amount realized by the non-U.S. holder on any sale, exchange, redemption (except as discussed below), or other disposition, and the non-U.S. holder's adjusted tax basis in the Series A Preferred Stock. Such capital gain or loss will be long-term capital gain or loss if the non-U.S. holder's holding period for the Series A Preferred Stock is longer than one year. A non-U.S. holder should consult its own tax advisors with respect to applicable tax rates and netting rules for capital gains and losses. Certain limitations exist on the deduction of capital losses by both corporate and non-corporate taxpayers.

        If a non-U.S. holder is subject to U.S. federal income tax on any disposition of the Series A Preferred Stock, a redemption of shares of the Series A Preferred Stock will be a taxable event. If the redemption is treated as a sale or exchange, instead of a dividend, a non-U.S. holder generally will recognize long-term capital gain or loss (either short term of long term capital gain or loss, as discussed in the paragraph above), equal to the difference between the amount of cash received and fair market value of property received and the non-U.S. holder's adjusted tax basis in the Series A Preferred Stock redeemed, except that to the extent that any cash received is attributable to any accrued but unpaid dividends on the Series A Preferred Stock, which generally will be subject to the rules discussed above in "Non-U.S. holder: Distributions on the Series A Preferred Stock." A payment made in redemption of Series A Preferred Stock may be treated as a dividend, rather than as payment in exchange for the Series A Preferred Stock, in the same circumstances discussed above under "U.S. holder: Disposition of Series A Preferred Stock, Including Redemptions." Each non-U.S. holder of Series A Preferred Stock should consult its own tax advisors to determine whether a payment made in redemption of Series A Preferred Stock will be treated as a dividend or as payment in exchange for the Series A Preferred Stock.

        Non-U.S. holder: Information Reporting and Backup Withholding.    We must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to such non-U.S. holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

        A non-U.S. holder will not be subject to backup withholding on dividends paid to such non-U.S. holder as long as such non-U.S. holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such non-U.S. holder is a United States person as defined under the Code), or such non-U.S. holder otherwise establishes an exemption.

        Depending on the circumstances, information reporting and backup withholding may apply to the proceeds received from a sale or other disposition of our Series A Preferred Stock, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

        U.S. backup withholding tax is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder's U.S. federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

        Recently Enacted Legislation Relating to Foreign Accounts.    Beginning with payments made after December 31, 2012, recently enacted legislation will generally impose a 30% withholding tax on dividends on Series A Preferred Stock and the gross proceeds of a disposition of Series A Preferred Stock paid to: (i) a foreign financial institution (as that term is defined in Section 1471(d)(4) of the Code) unless that foreign financial institution enters into an agreement with the U.S. Treasury Department to collect and disclose information regarding U.S. account holders of that foreign financial institution (including certain account holders that are foreign entities that have U.S. owners) and satisfies other requirements; and (ii) specified other foreign entities unless such entity certifies that it does not have any substantial U.S. owners or provides the name, address and taxpayer identification number of each substantial U.S. owner and such entity satisfies other specified requirements. Non-U.S. holders should consult their own tax advisors regarding the application of this legislation to them.

 UNDERWRITING

        We have entered into an underwriting agreement with McNicoll, Lewis & Vlak, LLC, acting as our underwriter, with respect to the shares of Series A Preferred Stock in this offering. Under the terms and subject to the conditions contained in the underwriting agreement, we have agreed to issue and sell to the public through the underwriter, and the underwriter has agreed to offer and sell, [    •    ] shares of Series A Preferred Stock, on a best efforts basis.

        The underwriting agreement provides that the obligation of the underwriter to offer and sell the shares of Series A Preferred Stock, on a best efforts basis, is subject to certain conditions precedent, including but not limited to (1) listing on the NYSE Amex, (2) delivery of legal opinions, and (3) delivery of various auditor and reserve engineer comfort letters. The underwriter is under no obligation to purchase any shares of Series A Preferred Stock for its own account. As a "best efforts" offering, there can be no assurance that the offering contemplated hereby will ultimately be consummated. The underwriter may, but is not obligated to, retain other selected dealers that are qualified to offer and sell the shares and that are members of the Financial Industry Regulatory Authority.

        The underwriter proposes to offer the shares of Series A Preferred Stock to retail and institutional investors at the public offering price set forth on the cover of this prospectus supplement. There is no arrangement for funds to be received in escrow, trust or similar arrangement. In connection with the offer and sale of the Series A Preferred Stock by the underwriter, we will pay the underwriter an amount equal to 5% of the gross proceeds received by us in connection with the sale of the shares of Series A Preferred Stock, which will be deemed underwriting commissions.

        The following table summarizes the compensation and estimated expenses we will pay:

	Per Share		Total
Public offering price	$	[•]	$	[•]
Underwriting commission paid by us	$	[•]	$	[•]
Proceeds, before expenses, to us	$	[•]	$	[•]

        In addition, we estimate that our share of the total expenses of this offering, excluding underwriting commissions, will be approximately $[    •    ].

        We have also agreed to pay the underwriter's reasonable out-of-pocket expenses (including fees and expense of underwriter's counsel) incurred by the underwriter in connection with this offering up to $125,000.

        Subject to issuance, we anticipate that our shares of Series A Preferred Stock will be approved for listing on the NYSE Amex under the symbol "EPM.PR.A."

        We have agreed to indemnify the underwriter and selected dealers against some specified types of liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriter may be required to make in respect of any of these liabilities.

        The underwriter and its affiliates may provide from time to time in the future certain financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, the underwriter and its affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

        This prospectus supplement and the accompanying prospectus in electronic format may be made available on Internet websites maintained by the underwriter of this offering and may be made available on websites maintained by other dealers. Other than the prospectus supplement and the accompanying prospectus in electronic format, the information on the underwriter's website and any information contained in any other website maintained by any dealer is not part of the prospectus supplement and the accompanying prospectus or the registration statement of which the prospectus supplement and the accompanying prospectus form a part.

LEGAL MATTERS

        Certain legal matters with respect to the securities offered hereby will be passed upon for us by Adams and Reese LLP, Houston, Texas. DLA Piper LLP (US), New York, New York is acting as counsel for the underwriter.

EXPERTS

        The financial statements of Evolution Petroleum Corporation as of and for the years ended June 30, 2008, June 30, 2009 and June 30, 2010, incorporated into this prospectus supplement by reference from our Annual Report on Form 10-K for the year ended June 30, 2010, have been audited by Hein & Associates LLP, an independent registered public accounting firm, as stated in its report, which is incorporated by reference herein and has been incorporated in reliance upon its authority as experts in accounting and auditing.

        Certain estimates of our proved oil and gas reserves incorporated by reference herein were based upon engineering reports prepared by W.D. Von Gonten & Co., independent petroleum consultants, and by Degolyer and MacNaughton, independent petroleum consultants. These estimates are incorporated by reference herein in reliance on the authority of such firms as experts in such matters.

INFORMATION INCORPORATED BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus supplement. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, and later information that we file with the SEC will automatically update and supersede this information.

        This means that we are disclosing important information to you by referring to these filings. The information we incorporate by reference is considered a part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede this information.

        Any statement contained in a document incorporated or considered to be incorporated by reference in this prospectus shall be considered to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is considered to be incorporated by reference in this prospectus modifies or supersedes such statement.

        We incorporate by reference the following documents that we have filed with the SEC:

  •
  Annual Report on Form 10-K for the fiscal year ended June 30, 2010, filed on September 27, 2010, including information specifically incorporated by reference into our Form 10-K from our Proxy Statement for our Annual Meeting of Stockholders held on December 9, 2010;

  •
  Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, filed on November 15, 2010;

  •
  Quarterly Report on Form 10-Q for the quarter ended December 31, 2010, filed on February 11, 2011;

  •
  Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, filed on May 13, 2011;

  •
  The description of the Company's preferred stock contained in its registration statement on Form S-3 filed on June 14, 2010, and any amendment or report subsequently filed for the purpose of updating such description.

        In addition, we incorporate by reference into this prospectus (i) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since June 30, 2010, except as to any portion of any future report or document that is furnished to the SEC and which is not deemed "filed" with the SEC under such provisions, (ii) all documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and before we have sold all of the common stock to which the prospectus relates or the offering is otherwise terminated, and (iii) all documents filed by us pursuant to the Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement.

        You may access our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to any of these reports, free of charge, on the SEC's Website.

        We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request, a copy of any or all of the information that has been incorporated in this prospectus by reference but not delivered with this prospectus. Requests for copies should be directed to Sterling H. McDonald, Vice President and Chief Financial Officer—Evolution Petroleum Corporation, 2500 City West Blvd., Suite 1300, Houston, Texas 77042, telephone (713) 913-0122.

WHERE YOU CAN FIND MORE INFORMATION

        This prospectus supplement is part of a registration statement on Form S-3 that we filed with the SEC. Certain information in the registration statement has been omitted from this prospectus supplement in accordance with the SEC's rules and regulations. You should review the information and exhibits in the registration statement for further information about us and the securities we are offering. Statements in this prospectus supplement or the accompanying prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to those filings. You should review the complete document to evaluate these statements.

        We are subject to the information requirements of the Exchange Act. In accordance with the Exchange Act, we file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information filed by us are available to the public free of charge at www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at www.evolutionpetroleum.com. You may also read and copy any document we file at the SEC's Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, you may read our SEC filings at the offices of the New York Stock Exchange, which is located at 20 Broad Street, New York, New York 10005.

GLOSSARY OF OIL AND NATURAL GAS TERMS

        The following is a description of the meanings of some of the oil and natural gas industry terms used in this prospectus supplement:

        "BBL." A standard measure of volume for crude oil and liquid petroleum products; one barrel equals 42 U.S. gallons.

        "BCF." Billion Cubic Feet of natural gas at standard temperature and pressure.

        "BOE." Barrels of oil equivalent. BOE is calculated by converting 6 MCF of natural gas to 1 BBL of oil.

        "BTU" or "British Thermal Unit." The standard unit of measure of energy equal to the amount of heat required to raise the temperature of one pound of water 1 degree Fahrenheit from 58.5 degrees to 59.5 degrees under standard pressure of 30 inches of mercury or near its maximum density. One Bbl of crude is typically 5.8 MMBTU, and one standard MCF is typically one MMBTU.

        "CO2." Carbon dioxide, a gas that can be found in naturally occurring reservoirs, typically associated with ancient volcanoes, and also is a major byproduct from manufacturing and power production also utilized in enhanced oil recovery through injection into an oil reservoir.

        "EOR." Enhanced Oil Recovery projects involve injection of heat, miscible or immiscible gas, or chemicals into oil reservoirs, typically following full primary and secondary waterflood recovery efforts, in order to gain incremental recovery of oil from the reservoir.

        "Farmout." Sale or transfer of all or part of the operating rights from the working interest owner (the assignor or farm-out party), to an assignee (the farm-in party) who assumes all or some of the burden of development, in return for an interest in the property. The assignor may retain an overriding royalty or any other type of interest. For Federal tax purposes, a farm-out may be structured as a sale or lease, depending on the specific rights and carved out interests retained by the assignor.

        "Field .." An area consisting of a single reservoir or multiple reservoirs all grouped on or related to the same individual geologic structural feature and/or stratigraphic feature.*

        "Gross Acres or Gross Wells." The total acres or number of wells participated in, regardless of the amount of working interest owned.

        "Horizontal Drilling" Involves drilling horizontally out from a vertical well bore, thereby potentially increasing the area and reach of the well bore that is in contact with the reservoir.

        "Hydraulic Fracturing" Involves pumping a fluid with or without particulates into a formation at high pressure, thereby creating fractures in the rock and leaving the particulates in the fractures to ensure that the fractures remain open, thereby potentially increasing the ability of the reservoir to produce oil or gas.

        "LOE." Means lease operating expense(s), a current period expense incurred to operate a well.

        "MBOE." One thousand barrels of oil equivalent.

        "MCF." One thousand cubic feet of natural gas at standard conditions, being approximately sea level pressure and 60 degrees Fahrenheit temperature. Standard pressure in the state of Louisiana is deemed to be 15.025 psi by regulation, but varies in other states.

        "MMBTU." One million British thermal units.

        "MMCF." One million cubic feet of natural gas at standard temperature and pressure.

        "Mineral Royalty Interest." A royalty interest that is retained by the owner of the minerals underlying a lease. See "Royalty Interest".

        "Net Acres or Net Wells." The sum of the fractional working interests owned in gross acres or gross wells.

        "NGL." Natural gas liquids, being the combination of ethane, propane, butane and natural gasolines that can be removed from natural gas through processing, typically through refrigeration plants that utilize low temperatures, or through J-T plants that utilize compression, temperature reduction and expansion to a lower pressure.

        "NYMEX." New York Mercantile Exchange.

        "Operator." An oil and gas joint venture participant that manages the joint venture, pays venture costs and bills the venture's non-operators for their share of venture costs. The operator is also responsible to market all oil and gas production, except for those non-operators who take their production in-kind.

        "Overriding Royalty Interest or ORRI." A royalty interest that is created out of the operating or working interest. Unlike a royalty interest, an overriding royalty interest terminates with the operating interest from which it was created or carved out of. See "Royalty Interest".

        "Permeability." The measure of ease with which a fluid can move through a reservoir.

        "Porosity" (of sand or sandstone). The relative volume of the pore space (or open area) compared to the total bulk volume of the reservoir.

        "Probable reserves." Probable reserves are those additional reserves that are less certain to be recovered than proved reserves but which, together with proved reserves, are as likely as not to be recovered.*

        "Proved Developed Reserves." Proved Reserves that can be expected to be recovered (i) through existing wells with existing equipment and operating methods or in which the cost of the required equipment is relatively minor compared to the cost of a new well; and (ii) through installed extraction equipment and infrastructure operational at the time of the reserves estimate if the extraction is by means not involving a well.

        "Proved Developed Nonproducing Reserves ("PDNP")." Proved Reserves that have been developed and no material amount of capital expenditures are required to bring on production, but production has not yet been initiated due to timing, markets, or lack of third party completed connection to a gas sales pipeline.

        "Proved Developed Producing Reserves ("PDP")." Proved Reserves that have been developed and production has been initiated.

        "Proved Reserves." Estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic, operating methods, and government regulations-prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation. The project to extract the hydrocarbons must have commenced or the operator must be reasonably certain that it will commence the project within a reasonable time.*

*
This definition is an abbreviated version of the complete definition as defined by the SEC in Rule 4-10(a) of Regulation S-X.

        "Proved Undeveloped Reserves ("PUD")." Reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion.

  (i)
  Reserves on undrilled acreage shall be limited to those directly offsetting development spacing areas that are reasonably certain of production when drilled, unless evidence using reliable technology exists that establishes reasonable certainty of economic producibility at greater distances.

  (ii)
  Undrilled locations can be classified as having undeveloped reserves only if a development plan has been adopted indicating that they are scheduled to be drilled within five years, unless the specific circumstances, justify a longer time.

  (iii)
  Under no circumstances shall estimates for undeveloped reserves be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual projects in the same reservoir or an analogous reservoir or by other evidence using reliable technology establishing reasonable certainty.

        "PSI," or pounds per square inch, a measure of pressure. Pressure is typically measured as "psig", or the pressure in excess of standard atmospheric pressure.

        "Present Value." When used with respect to oil and gas reserves, present value means the estimated future net revenues computed by applying current prices of oil and gas reserves (with consideration of price changes only to the extent provided by contractual arrangements) to estimated future production of proved oil and gas reserves as of the date of the latest balance sheet presented, less estimated future expenditures (based on current costs to be incurred in developing and producing the proved reserves) computed using a discount factor and assuming continuation of existing economic conditions.

        "Productive Well." A well that is producing oil or gas or that is capable of production.

        "PV-10." Means the present value, discounted at 10% per annum, of future net revenues (estimated future gross revenues less estimated future costs of production, development, and asset retirement costs) associated with reserves and is not necessarily the same as market value. PV-10 does not include estimated future income taxes. Unless otherwise noted, PV-10 is calculated using the pricing scheme as required by the Securities and Exchange Commission ("SEC"). PV-10 of proved reserves is calculated the same as the Standardized Measure of Discounted Future Net Cash Flows, except that the Standardized Measure of Discounted Future Net Cash Flows includes future estimated income taxes discounted at 10% per annum. See the definition of Standardized Measure of Discounted Future Net Cash Flows below.

        "Royalty" or "Royalty Interest." 1) The mineral owner's share of oil or gas production (typically between 1/8 and 1/4), free of costs, but subject to severance taxes unless the lessor is a government. In certain circumstances, the royalty owner bears a proportionate share of the costs of making the natural gas saleable, such as processing, compression and gathering. 2) When a royalty interest is coterminous with and carved out of an operating or working interest, it is an "Overriding Royalty Interest," which also may generically be referred to as a Royalty.

        "Shut-in Well." A well that is not on production, but has not yet been plugged and abandoned. Wells may be shut-in in anticipation of future utility as a producing well, plugging and abandonment or other use.

        "Standardized Measure." The Standardized Measure of Discounted Future Net Cash Flows is an estimate of future net cash flows associated with proved reserves, discounted at 10% per annum. Future net cash flows is calculated by reducing future net revenues by estimated future income tax expenses and discounting at 10% per annum. The Standardized Measure and the PV-10 of proved reserves is calculated in the same exact fashion, except that the Standardized Measure includes future estimated income taxes discounted at 10% per annum. The determination of Standardized Measured is in accordance with accounting standards generally accepted in the United States of America ("GAAP").

        "Working Interest." The interest in the oil and gas in place which is burdened with the cost of development and operation of the property. Also called the operating interest.

        "Workover." A remedial operation on a completed well to restore, maintain or improve the well's production

PROSPECTUS

EVOLUTION PETROLEUM CORPORATION

$50,000,000
Common Stock
Preferred Stock
Warrants
Debt Securities

        We may offer and sell, from time to time in one or more offerings, up to $50,000,000 in the aggregate of common stock, preferred stock, or warrants to purchase our common stock or preferred stock, or debt securities (which may or may not be guaranteed by one or more of our subsidiaries), at prices and on terms that we will determine at the time of the offering. Preferred stock and debt securities may be convertible into preferred stock, common stock, or debt securities.

        Each time we sell securities, to the extent required by applicable law, we will provide a supplement to this prospectus that contains specific information about the offering and the terms of the securities being offered. The supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus, all prospectus supplements and all other documents incorporated by reference in this prospectus before you invest in our securities.

        We will offer the securities in amounts, at prices and on terms to be determined by market conditions at the time of the offerings. The securities may be offered separately or together in any combination.

        We may offer the securities directly or through underwriters, agents or dealers. The supplements to this prospectus will designate the terms of our plan of distribution. See the discussion under the heading "Plan of Distribution" for more information on the topic.

        Our executive offices are located at 2500 City West Blvd., Suite 1300, Houston, Texas 77042, and our telephone number is (713) 935-0122. Our common stock trades on the NYSE Amex under the symbol "EPM." On September 1, 2010, the closing price for our common stock, as reported on the NYSE Amex, was $4.96 per share.

        Investing in our securities involves risk. Please see "Risk Factors" beginning on page 2 for a discussion of certain risks that you should consider before investing in our securities.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement.

The date of this prospectus is September 2, 2010.

i

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission using a "shelf" registration process. Using this process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $50,000,000.

        Each time we use this prospectus to offer securities, we will provide a prospectus supplement that will describe the specific terms of the offering. The prospectus supplement may also add to or update other information contained in this prospectus.

        In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement we may authorize to be delivered to you. This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. You may obtain a copy of this information, without charge, as described in the "Where You Can Find More Information" section. We have not authorized anyone to provide you with any other information. If you receive any other information, you should not rely on it.

        You should not assume that the information appearing in this prospectus is accurate as of any date other than the date on the front cover of this prospectus. You should not assume that the information contained in the documents incorporated by reference in this prospectus is accurate as of any date other than the respective dates of those documents. Our business, financial condition, results of operations, reserves and prospects may have changed since that date.

        We encourage you to read this entire prospectus together with the documents incorporated by reference into this prospectus before making a decision whether to invest in our securities.

ABOUT EVOLUTION PETROLEUM CORPORATION

        In this prospectus, "Evolution," "we," "our," and "us" refer to Evolution Petroleum Corporation

        We are a petroleum company engaged primarily in the acquisition, exploitation and development of properties for the production of crude oil and natural gas. We acquire known, underdeveloped oil and natural gas resources and exploit them through the application of capital and technology to increase production, ultimate recoveries, or both.

        We are a Nevada corporation. Our principal executive offices are located at 2500 City West Blvd., Suite 1300, Houston, Texas 77042. Our telephone number is (713) 935-0122. We maintain a Web site at www.evolutionpetroleum.com, which contains information about us. Our Web site and the information contained on it and connected to it will not be deemed incorporated by reference into this prospectus. Our common stock is listed on the NYSE Amex under the symbol "EPM."

 RISK FACTORS

        An investment in our securities involves a high degree of risk. You should carefully consider the factors contained in our Annual Report on Form 10-K for the fiscal year ended June 30, 2009 under the heading "Risk Factors" and updated, if applicable, in our Quarterly Reports on Form 10-Q before investing in our securities. You should also consider similar information contained in any Annual Report on Form 10-K, Quarterly Report on Form 10-Q or other document filed by us with the SEC after the date of this prospectus before deciding to invest in our securities. If any of these risks were to occur, our business, financial condition or results of operations could be adversely affected. In that case, the trading price of our common stock or other securities could decline and you could lose all or part of your investment. When we offer and sell any securities pursuant to a prospectus supplement, we may include additional risk factors relevant to such securities in the prospectus supplement.

 CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS

        Certain information included in this prospectus may be deemed to be forward-looking statements. Where any forward-looking statement includes a statement of the assumptions or bases underlying the forward-looking statement, we caution that, while we believe these assumptions or bases to be reasonable and made in good faith, assumed facts or bases almost always vary from the actual results, and the differences between assumed facts or bases and actual results can be material, depending upon the circumstances. Where, in any forward-looking statement, we or our management express an expectation or belief as to future results, such expectation or belief is expressed in good faith and is believed to have a reasonable basis. We cannot assure you, however, that the statement of expectation or belief will result or be achieved or accomplished. These statements relate to analyses and other information which are based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to our future prospects, developments and business strategies. These forward-looking statements are identified by their use of terms and phrases such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "will," and similar terms and phrases, including references to assumptions. These statements are contained in the section "Risk Factors" and other sections of this prospectus. These forward looking statements involve risks and uncertainties that may cause our actual future activities and results of operations to be materially different from those suggested or described in this prospectus. These risks include the risks that are identified in the "Risk Factors" section of this prospectus, and also include, among others, expectations regarding the following:

  •
  amount, nature and timing of capital expenditures;

  •
  drilling of wells and other planned exploitation activities;

  •
  timing and amount of future production of oil and natural gas;

  •
  increases in production growth and proved reserves;

  •
  operating costs such as lease operating expenses, administrative costs and other expenses;

  •
  our future operating or financial results;

  •
  cash flow and anticipated liquidity;

  •
  our business strategy and the availability of acquisition opportunities;

  •
  hedging strategy;

  •
  exploration and exploitation activities and property acquisitions;

  •
  marketing of oil and natural gas;

  •
  governmental and environmental regulation of the oil and gas industry;

  •
  environmental liabilities relating to potential pollution arising from our operations;

  •
  our level of indebtedness;

  •
  timing and amount of future dividends;

  •
  industry competition, conditions, performance and consolidation;

  •
  natural events such as severe weather, hurricanes, floods, fire and earthquakes; and

  •
  uncertainties and difficulties associated with the integration and operation of recently acquired properties.

        We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information or otherwise. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results may vary materially from those expected, estimated or projected.

 THE COMPANY

        We are a petroleum company engaged primarily in the acquisition, exploitation and development of properties for the production of crude oil and natural gas. We acquire known, underdeveloped oil and natural gas resources and exploit them through the application of capital and technology to increase production, ultimate recoveries, or both.

        Within this overall strategy, our initiatives include:

  I
  Enhanced oil recovery ("EOR"), using miscible and immiscible gas flooding;

  II
  Conventional redevelopment of bypassed primary resources within mature oil and natural gas fields utilizing modern technology and our expertise; and

  III
  Unconventional gas resource development, using modern stimulation and completion technologies.

        Our most significant asset is our EOR project in the 13,636 acre Delhi Field, located in northeast Louisiana. Our interests consist of 7.4% in overriding and mineral royalty interests, a 25% after pay-out reversionary working interest (20% revenue interest) in the Delhi Field Holt Bryant Unit, and a 25% working interest (20% revenue interest) in certain other depths in the Delhi Field, resulting from the Farmout we completed on June 12, 2006, with Denbury Onshore LLC, a subsidiary of Denbury Resources Inc. (the "Operator") (the "Delhi Farmout"). The Holt Bryant Unit in the Delhi Field is currently being redeveloped by the Operator, using CO2 enhanced oil recovery technology and a dedicated portion of the Operator's proved CO2 reserves in the Jackson Dome, located approximately 100 miles east of Delhi. Following several years of development by the Operator, CO2 injection had begun in the Holt Bryant Unit in the Delhi Field in November 2009, followed by initial oil production in March 2010.

        Since our closing of the Delhi Farmout, we have focused on developing projects in our other initiatives through conventional redevelopment of oil and rich gas in the Giddings Field using horizontal drilling, development of gas resources in the shallow portion of the Woodford and Caney Shale Trend in Eastern Oklahoma, development of potential oil reserves in the mature Lopez Field within our Neptune oil project in South Texas and development of our proprietary artificial lift technology intended to extend the life of horizontal wells with oil or associated water production.

        Our long-term strategy and primary focus continue to be on increasing share value through the identification and acquisition of resources and conversion of those resources into proved reserves through our expertise and technology.

 RATIOS OF EARNINGS TO FIXED CHARGES AND TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

        Our ratios of earnings to fixed charges and our ratios of earnings to combined fixed charges and tax-adjusted preferred stock dividends were as follows for the periods indicated in the table below. See Exhibit 12 for explanation of the calculations and key terms.

	Nine Months Ended March 31, 2010	Year ended June 30,
(Dollar amounts in thousands)		2009	2008	2007	2006	2005
Earnings (loss) from continuing operations, pre-tax and before fixed charges	$(2,884)	$(3,618)	$(2,656)	$(2,449)	$40,706	$(2,165)
Fixed Charges	$38	$50	$47	$27	$2,615	$402
Tax-adjusted Preferred Stock Dividends	$—	$—	$—	$—	$—	$—
Ratio of Earnings to Fixed Charges					17
Fixed charges coverage deficiency	$38	$50	$47	$27		$402
Ratio of Earnings to Combined Fixed Charges and Tax-adjusted Preferred Stock Dividends					17
Combined coverage deficiency	$38	$50	$47	$27		$402

*
In all periods, except for the year ended June 30, 2006, earnings were insufficient to cover fixed charges, and therefore no ratios are shown.

USE OF PROCEEDS

        Unless otherwise specified in a prospectus supplement accompanying this prospectus, we expect to use the net proceeds from the sale of our securities for general corporate purposes, which may include, among other things, the financing of capital expenditures, acquisitions and additions to our working capital. The actual application of proceeds from the sale of any particular tranche of securities issued hereunder will be described in the applicable prospectus supplement relating to such tranche of securities.

 DESCRIPTION OF CAPITAL STOCK

        Our authorized capital consists of 105,000,000 shares of stock $.001 par value per share. Of the authorized capital, 100,000,000 shares are authorized to be issued as common stock and 5,000,000 shares remain authorized and undesignated to be issued as preferred stock. Our issued and outstanding shares of common stock as of September 1, 2010 consisted of 27,094,269 shares which were held by 3,051 stockholders of record. To date, there are no issued and outstanding shares of preferred stock. The following is a description of our common and preferred stock.

        The following description of our capital stock summarizes general terms and provisions that apply to our capital stock. Since this is only a summary, it does not contain all of the information that may be important to you. The summary is subject to and qualified in its entirety by reference to our articles of incorporation and our bylaws, which are filed as exhibits to the registration statement of which this prospectus is a part and incorporated by reference into this prospectus. See "Where You Can Find More Information."

Common Stock

        For all matters submitted to a vote of stockholders, holders of common stock are entitled to one vote for each share registered in his or her name on our books, and they do not have cumulative voting rights. Each share of the common stock is entitled to share equally with each other share of common stock in dividends from sources legally available therefore, when, as, and if declared by the board of directors and, upon our liquidation or dissolution, whether voluntary or involuntary, to share equally in the assets that are available for distribution to the holders of the common stock. We have not paid any cash dividends since our inception. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The board of directors is authorized to issue additional shares of common stock within the limits authorized by our Articles of Incorporation and without stockholder action.

        Our common stock is listed and traded on the NYSE Amex under symbol "EPM".

Preferred Stock

        If we offer preferred stock, we will file the terms of the preferred stock with the SEC, and the prospectus supplement relating to that offering will include a description of the specific terms of the offering, including the following specific terms:

  •
  the series, the number of shares offered and the liquidation value of the preferred stock;

  •
  the price at which the preferred stock will be issued;

  •
  the dividend rate, the dates on which the dividends will be payable and other terms relating to the payment of dividends on the preferred stock;

  •
  the liquidation preference of the preferred stock;

  •
  the voting rights of the preferred stock;

  •
  whether the preferred stock is redeemable or subject to a sinking fund, and the terms of any such redemption or sinking fund;

  •
  whether the preferred stock is convertible or exchangeable for any other securities, and the terms of any such conversion; and

  •
  any additional rights, preferences, qualifications, limitations and restrictions of the preferred stock.

        If we offer to sell preferred stock, our board of directors is authorized to designate and issue shares of preferred stock in one or more series without stockholder approval. Our board of directors would have discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

        It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of our common stock until the board of directors determines the specific rights of the holders of the preferred stock. However, these effects might include:

  •
  restricting dividends on the common stock;

  •
  diluting the voting power of the common stock;

  •
  impairing the liquidation rights of the common stock; and

  •
  delaying or preventing a change in control of our company.

Anti-Takeover Provisions Under Nevada Law.

        We are subject to the "Combinations With Interested Stockholders Statute" and the "Control Share Acquisition Statute" of the Nevada Revised Statutes. The Combinations Statute provides that specified persons who, together with affiliates and associates, own, or within three years did own, 10% or more of the outstanding voting stock of a corporation cannot engage in specified business combinations with the corporation for a period of three years after the date on which the person became an interested stockholder, unless the combination or the transaction by which the person first became an interested stockholder is approved by the corporation's board of directors before the person first became an interested stockholder.

        The Control Share Acquisition Statute provides that persons who acquire a "controlling interest" as defined by the statute, in a company may only be given full voting rights in their shares if such rights are conferred by the stockholders of the company at an annual or special meeting. As such, persons acquiring a controlling interest may not be able to vote their shares at such meeting. However, any stockholder that does not vote in favor of granting such voting rights is entitled to demand that the company pay fair value for their shares if the acquiring person has acquired at least a majority of all of the voting power of the company.

Transfer Agent or Registrar

        Continental Stock Transfer & Trust Company is the transfer agent and registrar of our common stock.

 DESCRIPTION OF WARRANTS

        We may issue warrants for the purchase of common stock or preferred stock. Warrants may be issued independently or together with common stock or preferred stock offered by any prospectus supplement and may be attached to or separate from any such offered securities. Series of warrants may be issued under a separate warrant agreement entered into between us and a bank or trust company, as warrant agent, all as will be set forth in the prospectus supplement relating to the particular issue of warrants. The warrant agent would act solely as our agent in connection with the warrants and would not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants.

        The following summary of certain provisions of the warrants does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all provisions of the warrant agreements.

        Reference is made to the prospectus supplement relating to the particular issue of warrants offered pursuant to such prospectus supplement for the terms of and information relating to such warrants, including, where applicable:

  •
  the number of shares of common stock or preferred stock purchasable upon the exercise of warrants to purchase common stock or preferred stock and the price at which such number of shares of common stock or preferred stock may be purchased upon such exercise;

  •
  the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

  •
  United States federal income tax consequences applicable to such warrants;

  •
  the amount of warrants outstanding as of the most recent practicable date; and

  •
  any other terms of such warrants.

        Warrants will be issued in registered form only. The exercise price for warrants will be subject to adjustment in accordance with the applicable prospectus supplement.

        Each warrant will entitle the holder thereof to purchase such number of shares of common stock or preferred stock at such exercise price as shall in each case be set forth in, or calculable from, the prospectus supplement relating to the warrants, which exercise price may be subject to adjustment upon the occurrence of certain events as set forth in such prospectus supplement. After the close of business on the expiration date, or such later date to which such expiration date may be extended by us, unexercised warrants will become void. The place or places where, and the manner in which, warrants may be exercised shall be specified in the prospectus supplement relating to such warrants.

        Prior to the exercise of any warrants to purchase common stock or preferred stock, holders of such warrants will not have any of the rights of holders of common stock or preferred stock, as the case may be, purchasable upon such exercise, including the right to receive payments of dividends, if any, on the common stock purchasable upon such exercise, or to exercise any applicable right to vote.

 DESCRIPTION OF DEBT SECURITIES

        This section describes the general terms of debt securities to which any prospectus supplement may relate. A prospectus supplement will describe the terms relating to any debt securities to be offered in greater detail, and may provide information that is different from this prospectus. If the information in the prospectus supplement differs with respect to the particular debt securities being offered from this prospectus, you should rely on the information in the prospectus supplement. The debt securities may be issued from time to time in one or more series. The particular terms of each series that are offered by a prospectus supplement will be described in the prospectus supplement.

        We may conduct a portion of our operations through subsidiaries. Unless the debt securities are guaranteed by our subsidiaries as described below, the rights of our company and our creditors, including holders of the debt securities, to participate in the assets of any subsidiary upon the latter's liquidation or reorganization will be subject to the prior claims of the subsidiary's creditors, except to the extent that we may ourselves be a creditor with recognized claims against such subsidiary.

        The debt securities will be either our senior debt securities or our subordinated debt securities. The senior debt securities and the subordinated debt securities will be issued under separate indentures among us, and any domestic subsidiaries that become guarantors of the debt securities (and are added as co-registrants to the registration statement of which this prospectus supplement forms a part), and a trustee that meets certain requirements and is selected by us (the "Trustee"). Senior debt securities will be issued under a "Senior Indenture" and subordinated debt securities will be issued under a "Subordinated Indenture." Together, the Senior Indenture and the Subordinated Indenture are called "Indentures."

        We have summarized selected provisions of the Indentures below. The summary is not complete and is qualified in its entirety by express reference to the provisions of the Indentures. The form of each Indenture has been filed with the SEC as an exhibit to the registration statement of which this prospectus is a part, and you should read the Indentures for provisions that may be important to you. In the summary below, we have included references to article or section numbers of the applicable Indenture so that you can easily locate these provisions. Whenever we refer in this prospectus or in the prospectus supplement to particular article or sections or defined terms of the Indentures, those article or sections or defined terms are incorporated by reference herein or therein, as applicable. The Indentures will be subject to and governed by certain provisions of the Trust Indenture Act of 1939, and we refer you to the Indentures and the Trust Indenture Act for a statement of such provisions. Capitalized terms used in the summary have the meanings specified in the Indentures.

General

        We may offer debt securities under this prospectus. The Indentures do not limit the aggregate amount of debt securities, and we may issue debt securities up to the aggregate principal amount which may be authorized from time to time by the board of directors. The Indentures provide that debt securities in separate series may be issued thereunder from time to time without limitation as to aggregate principal amount. We may specify a maximum aggregate principal amount for the debt securities of any series (Section 301). We will determine the terms and conditions of the debt securities, including the maturity, principal and interest, but those terms must be consistent with the Indenture. The debt securities will be our unsecured obligations.

        The subordinated debt securities will be subordinated in right of payment to the prior payment in full of all of our Senior Debt (as defined) as described under "—Subordination of Subordinated Debt Securities" and in the prospectus supplement applicable to any subordinated debt securities. If the prospectus supplement so indicates, the debt securities will be convertible into our common stock (Section 301).

        The applicable prospectus supplement will set forth the price or prices at which the debt securities to be offered will be issued and will describe the following terms of such debt securities:

        (1)   the designation, aggregate principal amount and authorized denominations of the debt securities;

        (2)   whether the debt securities are senior debt securities or subordinated debt securities and, if subordinated debt securities, the related subordination terms;

        (3)   any limit on the aggregate principal amount of the debt securities;

        (4)   the dates on which the principal of the debt securities will be payable;

        (5)   the interest rate that the debt securities will bear and the interest payment dates for the debt securities;

        (6)   the places where payments on the debt securities will be payable;

        (7)   any terms upon which the debt securities may be redeemed, in whole or in part, at our option;

        (8)   any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

        (9)   the portion of the principal amount, if less than all, of the debt securities that will be payable upon declaration of acceleration of the Maturity of the debt securities;

        (10) whether the debt securities are defeasible;

        (11) any addition to or change in the Events of Default;

        (12) whether the debt securities are convertible into our common stock and, if so, the terms and conditions upon which conversion will be effected, including the initial conversion price or conversion rate and any adjustments thereto and the conversion period;

        (13) any addition to or change in the covenants in the Indenture applicable to the debt securities; and

        (14) any other terms of the debt securities not inconsistent with the provisions of the Indenture (Section 301).

        Debt securities, including Original Issue Discount Securities, may be sold at a substantial discount below their principal amount. Special United States federal income tax considerations applicable to debt securities sold at an original issue discount may be described in the applicable prospectus supplement. In addition, special United States federal income tax or other considerations applicable to any debt securities that are denominated in a currency or currency unit other than United States dollars may be described in the applicable prospectus supplement.

Senior Debt Securities

        The senior debt securities will be our direct-unsecured obligations and will constitute senior indebtedness (in each case as defined in the applicable Supplemental Indenture) ranking on a parity with all of our other unsecured and unsubordinated indebtedness.

Subordination of Subordinated Debt Securities

        The indebtedness evidenced by the subordinated debt securities will, to the extent set forth in the Subordinated Indenture with respect to each series of subordinated debt securities, be subordinate in right of payment to the prior payment in full of all of our Senior Debt, including the senior debt securities, and it may also be senior in right of payment to all of our Subordinated Debt (Article

Twelve of the Subordinated Indenture). The prospectus supplement relating to any subordinated debt securities will summarize the subordination provisions of the Subordinated Indenture applicable to that series including:

  •
  the applicability and effect of such provisions upon any payment or distribution respecting that series following any liquidation, dissolution or other winding-up, or any assignment for the benefit of creditors or other marshaling of assets or any bankruptcy, insolvency or similar proceedings;

  •
  the applicability and effect of such provisions in the event of specified defaults with respect to any Senior Debt, including the circumstances under which and the periods in which we will be prohibited from making payments on the subordinated debt securities; and

  •
  the definition of Senior Debt applicable to the subordinated debt securities of that series and, if the series is issued on a senior subordinated basis, the definition of Subordinated Debt applicable to that series.

        The prospectus supplement will also describe as of a recent date the approximate amount of Senior Debt to which the subordinated debt securities of that series will be subordinated.

        The failure to make any payment on any of the subordinated debt securities by reason of the subordination provisions of the Subordinated Indenture described in the prospectus supplement will not be construed as preventing the occurrence of an Event of Default with respect to the subordinated debt securities arising from any such failure to make payment.

        The subordination provisions described above will not be applicable to payments in respect of the subordinated debt securities from a defeasance trust established in connection with any legal defeasance or covenant defeasance of the subordinated debt securities as described under "—Legal Defeasance and Covenant Defeasance."

Form, Exchange and Transfer

        The debt securities of each series will be issuable only in fully registered form, without coupons, and, unless otherwise specified in the applicable prospectus supplement, only in denominations of $1,000 and integral multiples thereof (Section 302).

        At the option of the Holder, subject to the terms of the applicable Indenture and the limitations applicable to Global Securities, debt securities of each series will be exchangeable for other debt securities of the same series of any authorized denomination and of a like tenor and aggregate principal amount (Section 305).

        Subject to the terms of the applicable Indenture and the limitations applicable to Global Securities, debt securities may be presented for exchange as provided above or for registration of transfer (duly endorsed or with the form of transfer endorsed thereon duly executed) at the office of the Security Registrar or at the office of any transfer agent designated by us for such purpose. No service charge will be made for any registration of transfer or exchange of debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in that connection. Such transfer or exchange will be effected upon the Security Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. The Security Registrar and any other transfer agent initially designated by us for any debt securities will be named in the applicable prospectus supplement (Section 305). We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each Place of Payment for the debt securities of each series (Section 1002).

        If the debt securities of any series (or of any series and specified tenor) are to be redeemed in part, we will not be required to (1) issue, register the transfer of or exchange any debt security of that series (or of that series and specified tenor, as the case may be) during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any such debt security that may be selected for redemption and ending at the close of business on the day of such mailing or (2) register the transfer of or exchange any debt security so selected for redemption, in whole or in part, except the unredeemed portion of any such debt security being redeemed in part (Section 305).

Global Securities

        Some or all of the debt securities of any series may be represented, in whole or in part, by one or more Global Securities that will have an aggregate principal amount equal to that of the debt securities they represent. Each Global Security will be registered in the name of a Depositary or its nominee identified in the applicable prospectus supplement, will be deposited with such Depositary or nominee or its custodian and will bear a legend regarding the restrictions on exchanges and registration of transfer thereof referred to below and any such other matters as may be provided for pursuant to the applicable Indenture.

        Notwithstanding any provision of the Indentures or any debt security described in this prospectus, no Global Security may be exchanged in whole or in part for debt securities registered, and no transfer of a Global Security in whole or in part may be registered, in the name of any person other than the Depositary for such Global Security or any nominee of such Depositary unless:

        (1)   the Depositary has notified us that it is unwilling or unable to continue as Depositary for such Global Security or has ceased to be qualified to act as such as required by the applicable Indenture, and in either case we fail to appoint a successor Depositary within 90 days;

        (2)   an Event of Default with respect to the debt securities represented by such Global Security has occurred and is continuing and the Trustee has received a written request from the Depositary to issue certificated debt securities; or

        (3)   other circumstances exist, in addition to or in lieu of those described above, as may be described in the applicable prospectus supplement.

        All debt securities issued in exchange for a Global Security or any portion thereof will be registered in such names as the Depositary may direct (Sections 205 and 305).

        As long as the Depositary, or its nominee, is the registered holder of a Global Security, the Depositary or such nominee, as the case may be, will be considered the sole owner and Holder of such Global Security and the debt securities that it represents for all purposes under the debt securities and the applicable Indenture (Section 308). Except in the limited circumstances referred to above, owners of beneficial interests in a Global Security will not be entitled to have such Global Security or any debt securities that it represents registered in their names, will not receive or be entitled to receive physical delivery of certificated debt securities in exchange for those interests and will not be considered to be the owners or Holders of such Global Security or any debt securities that is represents for any purpose under the debt securities or the applicable Indenture. All payments on a Global Security will be made to the Depositary or its nominee, as the case may be, as the Holder of the security. The laws of some jurisdictions require that some purchasers of debt securities take physical delivery of such debt securities in definitive form. These laws may impair the ability to transfer beneficial interests in a Global Security.

        Ownership of beneficial interests in a Global Security will be limited to institutions that have accounts with the Depositary or its nominee ("participants") and to persons that may hold beneficial interests through participants. In connection with the issuance of any Global Security, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the Global Security to the accounts of its participants. Ownership of beneficial interests in a Global Security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the Depositary (with respect to participants' interests) or any such participant (with respect to interests of persons held by such participants on their behalf). Payments, transfers, exchanges and other matters relating to beneficial interests in a Global Security may be subject to various policies and procedures adopted by the Depositary from time to time. None of us, the Subsidiary Guarantors, the Trustees or the agents of ourself, the Subsidiary Guarantors or the Trustees will have any responsibility or liability for any aspect of the Depositary's or any participant's records relating to, or for payments made on account of, beneficial interests in a Global Security, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

Payment and Paying Agents

        Unless otherwise indicated in the applicable prospectus supplement, payment of interest on a debt security on any Interest Payment Date will be made to the Person in whose name such debt security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest (Section 307).

        Unless otherwise indicated in the applicable prospectus supplement, principal of and any premium and interest on the debt securities of a particular series will be payable at the office of such Paying Agent or Paying Agents as we may designate for such purpose from time to time, except that at our option payment of any interest on debt securities in certificated form may be made by check mailed to the address of the Person entitled thereto as such address appears in the Security Register. Unless otherwise indicated in the applicable prospectus supplement, the corporate trust office of the Trustee under the Senior Indenture in the City of New York will be designated as sole Paying Agent for payments with respect to senior debt securities of each series, and the corporate trust office of the Trustee under the Subordinated Indenture in the City of New York will be designated as the sole Paying Agent for payment with respect to subordinated debt securities of each series. Any other Paying Agents initially designated by us for the debt securities of a particular series will be named in the applicable prospectus supplement. We may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that we will be required to maintain a Paying Agent in each Place of Payment for the debt securities of a particular series (Section 1002).

        All money paid by us to a Paying Agent for the payment of the principal of or any premium or interest on any debt security which remain unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the Holder of such debt security thereafter may look only to us for payment (Section 1003).

Consolidation, Merger and Sale of Assets

        We may not consolidate with or merge into, or transfer, lease or otherwise dispose of all or substantially all of our assets to, any Person (a "successor Person"), and may not permit any Person to consolidate with or merge into us, unless:

        (1)   the successor Person (if any) is a corporation, partnership, trust or other entity organized and validly existing under the laws of any domestic jurisdiction and assumes our obligations on the debt securities and under the Indentures including the due and punctual payment of the principal of, any premium on, and any interest on, all of the outstanding debt securities and the performance of every covenant applicable to be performed or observed by us;

        (2)   immediately before and after giving pro forma effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, has occurred and is continuing;

        (3)   we deliver to the trustee an officer's certificate and an opinion of counsel, each stating that such consolidation, merger, conveyance or transfer and such Supplemental Indenture comply with the foregoing provisions relating to such transaction; and

        (4)   several other conditions, including any additional conditions with respect to any particular debt securities specified in the applicable prospectus supplement, are met (Section 801).

Events of Default

        Unless otherwise specified in the prospectus supplement, each of the following will constitute an Event of Default under the applicable Indenture with respect to debt securities of any series:

        (1)   failure to pay principal of or any premium on any debt security of that series when due, whether or not, in the case of subordinated debt securities, such payment is prohibited by the subordination provisions of the Subordinated Indenture;

        (2)   failure to pay any interest on any debt securities of that series when due, continued for 30 days, whether or not, in the case of subordinated debt securities, such payment is prohibited by the subordination provisions of the Subordinated Indenture;

        (3)   failure to deposit any sinking fund payment, when due, in respect of any debt security of that series, whether or not, in the case of subordinated debt securities, such deposit is prohibited by the subordination provisions of the Subordinated Indenture;

        (4)   failure to perform or comply with the provisions described under "—Consolidation, Merger and Sale of Assets";

        (5)   failure to perform any of our other covenants in such Indenture (other than a covenant included in such Indenture solely for the benefit of a series other than that series), continued for 60 days after written notice has been given by the applicable Trustee, or the Holders of at least 25% in principal amount of the Outstanding debt securities of that series, as provided in such Indenture; and

        (6)   certain events of bankruptcy, insolvency or reorganization affecting us or any Significant Subsidiary.

        If an Event of Default (other than an Event of Default with respect to Evolution Petroleum Corporation described in clause (6) above) with respect to the debt securities of any series at the time Outstanding occurs and is continuing, either the applicable Trustee or the Holders of at least 25% in principal amount of the Outstanding debt securities of that series by notice as provided in the Indenture may declare the principal amount of the debt securities of that series (or, in the case of any debt security that is an Original Issue Discount Security, such portion of the principal amount of such debt security as may be specified in the terms of such debt security) to be due and payable immediately. If an Event of Default with respect to Evolution Petroleum Corporation described in clause (6) above with respect to the debt securities of any series at the time Outstanding occurs, the principal amount of all the debt securities of that series (or, in the case of any such Original Issue Discount Security, such specified amount) will automatically, and without any action by the applicable Trustee or any Holder, become immediately due and payable. After any such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in principal amount of the Outstanding debt securities of that series may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal (or other specified amount), have been cured or waived as provided in the applicable Indenture (Section 502). For information as to waiver of defaults, see "—Modification and Waiver" below.

        A default under other indebtedness of the Company will not be a default under the Indentures and a default under one series of debt securities will not necessarily be a default under another series. Any additions, deletions or other changes to the Events of Default which will apply to a series of debt securities will be described in the prospectus supplement relating to such series of debt securities.

        Under the Indentures, the trustee must give to the holders of each series of debt securities notice of all uncured defaults known to it with respect to such series within 90 days after such a default occurs (the term default to include the events specified above without notice or grace periods). However, except in the case of default in the payment of principal of, any premium on, or any interest on any of the debt securities, or default in the payment of any sinking or purchase fund installment or analogous obligations, the trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interests of the holders of the debt securities of such series (Section 602).

        Subject to the provisions of the Indentures relating to the duties of the Trustees in case an Event of Default has occurred and is continuing, each Trustee will be under no obligation to exercise any of its rights or powers under the applicable Indenture at the request or direction of any of the Holders, unless such Holders have offered to such Trustee reasonable indemnity (Section 603). Subject to such provisions for the indemnification of the Trustees, the Holders of a majority in principal amount of the Outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the debt securities of that series (Section 512).

        No Holder of a debt security of any series will have any right to institute any proceeding with respect to the applicable Indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless:

        (1)   such Holder has previously given to the Trustee under the applicable Indenture written notice of a continuing Event of Default with respect to the debt securities of that series;

        (2)   the Holders of at least 25% in principal amount of the Outstanding debt securities of that series have made written request, and such Holder or Holders have offered reasonable indemnity, to the Trustee to institute such proceeding as trustee; and

        (3)   the Trustee has failed to institute such proceeding, and has not received from the Holders of a majority in principal amount of the Outstanding debt securities of that series a direction inconsistent with such request, within 60 days after such notice, request and offer (Section 507).

        However, such limitations do not apply to a suit instituted by a Holder of a debt security for the enforcement of payment of the principal of or any premium or interest on such debt security on or after the applicable due date specified in such debt security or, if applicable, to convert such debt security (Section 508).

        We will be required to furnish to each Trustee annually a statement by certain of our officers as to whether or not we, to their knowledge, are in default in the performance or observance of any of the terms, provisions and conditions of the applicable Indenture and, if so, specifying all such known defaults (Section 1004).

Modification and Waiver

        We and the trustee may, without the consent of the holders of the debt securities, enter into one or more Supplemental Indentures for, among others, one or more of the following purposes, provided that in the case of clauses (2), (3), (4) and (6), the interests of the holders of debt securities would not be adversely affected:

        (1)   to evidence the succession of another corporation to us, and the assumption by such successor of our obligations under the applicable Indenture and the debt securities of any series;

        (2)   to add covenants by us, or surrender any of our rights conferred by the applicable Indenture, for the benefit of the holders of debt securities of any or all series;

        (3)   to cure any ambiguity, omission, defect or inconsistency in or make any other provision with respect to questions arising under the applicable Indenture;

        (4)   to establish the form or terms of any series of debt securities, including any subordinated securities;

        (5)   to evidence and provide for the acceptance of any successor trustee with respect to one or more series of debt securities or to facilitate the administration of the trusts thereunder by one or more trustees in accordance with the applicable Indenture; and

        (6)   to provide any additional Events of Default (Section 901).

        Modifications and amendments of an Indenture may be made by us, the Subsidiary Guarantors, if applicable, and the applicable Trustee with the consent of the Holders of a majority in principal amount of the Outstanding debt securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding debt security affected thereby:

        (1)   change the Stated Maturity of the principal of, or any installment of principal of or interest on, any debt security;

        (2)   reduce the principal amount of, or any premium or interest on, any debt security;

        (3)   reduce the amount of principal of an Original Issue Discount Security or any other debt security payable upon acceleration of the Maturity thereof;

        (4)   change the place or currency of payment of principal of, or any premium or interest on, any debt security;

        (5)   impair the right to institute suit for the enforcement of any payment due on or any conversion right with respect to any debt security;

        (6)   modify the subordination provisions in the case of subordinated debt securities, or modify any conversion provisions, in either case in a manner adverse to the Holders of the subordinated debt securities;

        (7)   reduce the percentage in principal amount of Outstanding debt securities of any series, the consent of whose Holders is required for modification or amendment of the Indenture;

        (8)   reduce the percentage in principal amount of Outstanding debt securities of any series necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults; or

        (9)   modify such provisions with respect to modification, amendment or waiver (Section 902).

        The Holders of a majority in principal amount of the Outstanding debt securities of any series may waive compliance by us with certain restrictive provisions of the applicable Indenture (Section 1009). The Holders of a majority in principal amount of the Outstanding debt securities of any series may waive any past default under the applicable Indenture, except a default in the payment of principal, premium or interest and certain covenants and provisions of the Indenture which cannot be amended without the consent of the Holder of each Outstanding debt security of such series (Section 513).

        Each of the Indentures provides that in determining whether the Holders of the requisite principal amount of the Outstanding debt securities have given or taken any direction, notice, consent, waiver or other action under such Indenture as of any date:

        (1)   the principal amount of an Original Issue Discount Security that will be deemed to be Outstanding will be the amount of the principal that would be due and payable as of such date upon acceleration of maturity to such date;

        (2)   if, as of such date, the principal amount payable at the Stated Maturity of a debt security is not determinable (for example, because it is based on an index), the principal amount of such debt security deemed to be Outstanding as of such date will be an amount determined in the manner prescribed for such debt security; and

        (3)   the principal amount of a debt security denominated in one or more foreign currencies or currency units that will be deemed to be Outstanding will be the United States-dollar equivalent, determined as of such date in the manner prescribed for such debt security, of the principal amount of such debt security (or, in the case of a debt security described in clause (1) or (2) above, of the amount described in such clause).

        Certain debt securities, including those owned by us or any of our other Affiliates, will not be deemed to be Outstanding (Section 101).

        Except in certain limited circumstances, we will be entitled to set any day as a record date for the purpose of determining the Holders of Outstanding debt securities of any series entitled to give or take any direction, notice, consent, waiver or other action under the applicable Indenture, in the manner and subject to the limitations provided in the Indenture. In certain limited circumstances, the Trustee will be entitled to set a record date for action by Holders. If a record date is set for any action to be taken by Holders of a particular series, only persons who are Holders of Outstanding debt securities of that series on the record date may take such action. To be effective, such action must be taken by Holders of the requisite principal amount of such debt securities within a specified period following the record date. For any particular record date, this period will be 180 days or such other period as may be specified by us (or the Trustee, if it set the record date), and may be shortened or lengthened (but not beyond 180 days) from time to time (Section 104).

Satisfaction and Discharge

        Each Indenture will be discharged and will cease to be of further effect as to all Outstanding debt securities of any series issued thereunder, when:

        (1)   either:

          (a)   all Outstanding debt securities of that series that have been authenticated (except lost, stolen or destroyed debt securities that have been replaced or paid and debt securities for whose payment money has theretofore been deposited in trust and thereafter repaid to us) have been delivered to the Trustee for cancellation; or

          (b)   all outstanding debt securities of that series that have not been delivered to the Trustee for cancellation have become due and payable or will become due and payable at their Stated Maturity within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee and in any case we have irrevocably deposited with the Trustee as trust funds money in an amount sufficient, without consideration of any reinvestment of interest, to pay the entire indebtedness of such debt securities not delivered to the Trustee for cancellation, for principal, premium, if any, and accrued interest to the Stated Maturity or redemption date;

        (2)   we have paid or caused to be paid all other sums payable by us under the Indenture with respect to the debt securities of that series; and

        (3)   we have delivered an Officers' Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge of the Indenture with respect to the debt securities of that series have been satisfied (Article Four).

Legal Defeasance and Covenant Defeasance

        If and to the extent indicated in the applicable prospectus supplement, we may elect, at our option at any time, to have the provisions of Section 1502, relating to defeasance and discharge of indebtedness, which we call "legal defeasance" or Section 1503, relating to defeasance of certain restrictive covenants applied to the debt securities of any series, or to any specified part of a series, which we call "covenant defeasance" (Section 1501).

        Legal Defeasance.    The Indentures provide that, upon our exercise of our option (if any) to have Section 1502 applied to any debt securities, we will be discharged from all our obligations, and, if such debt securities are subordinated debt securities, the provisions of the Subordinated Indenture relating to subordination will cease to be effective, with respect to such debt securities (except for certain obligations to convert, exchange or register the transfer of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and to hold moneys for payment in trust) upon the deposit in trust for the benefit of the Holders of such debt securities of money or United States Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such debt securities on the respective Stated Maturities in accordance with the terms of the applicable Indenture and such debt securities. Such defeasance or discharge may occur only if, among other things:

        (1)   we have delivered to the applicable Trustee an Opinion of Counsel to the effect that we have received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that Holders of such debt securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and legal defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and legal defeasance were not to occur;

        (2)   no Event of Default or event that with the passing of time or the giving of notice, or both, shall constitute an Event of Default shall have occurred and be continuing at the time of such deposit or, with respect to any Event of Default described in clause (6) under "—Events of Default," at any time until 121 days after such deposit;

        (3)   such deposit and legal defeasance will not result in a breach or violation of, or constitute a default under, any agreement or instrument to which we are a party or by which we are bound;

        (4)   in the case of subordinated debt securities, at the time of such deposit, no default in the payment of all or a portion of principal of (or premium, if any) or interest on any of our Senior Debt shall have occurred and be continuing, no event of default shall have resulted in the acceleration of any of our Senior Debt and no other event of default with respect to any of our Senior Debt shall have occurred and be continuing permitting after notice or the lapse of time, or both, the acceleration thereof; and

        (5)   we have delivered to the Trustee an Opinion of Counsel to the effect that such deposit shall not cause the Trustee or the trust so created to be subject to the Investment Company Act of 1940 (Sections 1502 and 1504).

        Covenant Defeasance.    The Indentures provide that, upon our exercise of our option (if any) to have Section 1503 applied to any debt securities, we may omit to comply with certain restrictive covenants (but not to conversion, if applicable), including those that may be described in the applicable prospectus supplement, the occurrence of certain Events of Default, which are described above in clause (5) (with respect to such restrictive covenants) and clause (6) (with respect only to Significant Subsidiaries) under "Events of Default" and any that may be described in the applicable prospectus supplement, will not be deemed to either be or result in an Event of Default and, if such debt securities are subordinated debt securities, the provisions of the Subordinated Indenture relating to subordination will cease to be effective, in each case with respect to such debt securities. In order to exercise such option, we must deposit, in trust for the benefit of the Holders of such debt securities, money or United States Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such debt securities on the respective Stated Maturities in accordance with the terms of the applicable Indenture and such debt securities. Such covenant defeasance may occur only if we have delivered to the applicable Trustee an Opinion of Counsel that in effect says that Holders of such debt securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and covenant defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and covenant defeasance were not to occur, and the requirements set forth in clauses (2), (3), (4) and (5) above are satisfied. If we exercise this option with respect to any debt securities and such debt securities were declared due and payable because of the occurrence of any Event of Default, the amount of money and United States Government Obligations so deposited in trust would be sufficient to pay amounts due on such debt securities at the time of their respective Stated Maturities but may not be sufficient to pay amounts due on such debt securities upon any acceleration resulting from such Event of Default. In such case, we would remain liable for such payments (Sections 1503 and 1504).

        If we exercise either our legal defeasance or covenant defeasance option, any Subsidiary Guarantees will terminate (Section 1304).

Notices

        Notices to Holders of debt securities will be given by mail to the addresses of such Holders as they may appear in the Security Register (Sections 101 and 106).

Title

        We, the Subsidiary Guarantors, the Trustees and any agent of us, the Subsidiary Guarantors or a Trustee may treat the Person in whose name a debt security is registered as the absolute owner of the debt security (whether or not such debt security may be overdue) for the purpose of making payment and for all other purposes (Section 308).

Governing Law

        The Indentures and the debt securities will be governed by, and construed in accordance with, the law of the State of New York (Section 112).

DETERMINATION OF OFFERING PRICE

        We will offer the securities in amounts, at prices and on terms to be determined by market conditions at the time of the offerings.

 PLAN OF DISTRIBUTION

        We may sell securities in and outside the United States through underwriters or dealers, directly to purchasers or through agents or in ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers. To the extent required by applicable law, a prospectus supplement will include the following information:

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  the terms of the offering;

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  the names of any underwriters or agents;

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  the purchase price of the securities and, if the purchase price is not payable in U.S. dollars, the currency or composite currency in which the purchase price is payable;

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  the net proceeds to us from the sale of the common stock;

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  any delayed delivery arrangements;

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  any underwriting discounts, commissions and other items constituting underwriters' compensation;

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  the initial public offering price;

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  any discounts or concessions allowed or reallowed or paid to dealers; and

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  any commissions paid to agents.

Sale Through Underwriters or Dealers

        If we use underwriters in the sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to conditions, and the underwriters will be obligated to purchase all the securities if they purchase any securities. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

        During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include over allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if such offered securities is repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher then the price that might otherwise prevail in the open market. If commenced, these activities may be discontinued at any time.

        If we use dealers in the sale of securities, we will sell the securities to them as principals. They may then resell the securities to the public at varying prices determined by the dealers at the time of resale. The dealers participating in any sale of the securities may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of that securities. We will include in any prospectus supplement the names of the dealers and the terms of the transactions.

Direct Sales and Sales Through Agents

        We may sell the securities directly. In that event, no underwriters or agents would be involved. We may also sell the securities through agents we designate from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the securities, and we will describe any commissions payable by us to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

        We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of the securities. We will describe the terms of any such sales in the prospectus supplement.

Delayed Delivery Contracts

        If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

General Information

        We may have agreements with the agents, dealers and underwriters to indemnify them against civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Agents, dealers and underwriters may engage in transactions with us or perform services for us in the ordinary course of their businesses.

        We will bear all costs, expenses and fees associated with the registration of the securities.

 LEGAL MATTERS

        The validity of the securities will be passed upon for us by Adams and Reese LLP, Houston, Texas. Legal counsel to any underwriters may pass upon legal matters for such underwriters.

EXPERTS

        Hein & Associates LLP, independent registered public accounting firm, has audited our financial statements included in our Annual Report on Form 10-K for the year ended June 30, 2009, as set forth in their report, which are incorporated by reference in this prospectus. Our financial statements are incorporated by reference in reliance on Hein & Associates LLP's report, given on their authority as experts in accounting and auditing.

        Certain estimates of proved oil and gas reserves for Evolution Petroleum Corporation incorporated by reference herein were based in part upon an engineering report prepared by W.D. Von Gonten & Co., independent petroleum engineers. These estimates are included and incorporated herein in reliance on the authority of such firm as an expert in such matters.

WHERE YOU CAN FIND MORE INFORMATION

        This prospectus constitutes a part of a registration statement on Form S-3 we filed with the SEC under the Securities Act. This prospectus does not contain all the information set forth in the registration statement and exhibits thereto, and statements included in this prospectus as to the content of any contract or other document referred to are not necessarily complete. For further information, please review the registration statement and the exhibits and schedules filed with the registration statement.

        We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and we file reports, proxy statements and other information with the SEC in accordance with the Exchange Act. These reports, proxy statements and other information can be inspected and copied at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 on official business days during the hours of 10 a.m. to 3 p.m. In addition, materials we filed electronically with the SEC are available at the SEC's Web site at http://www.sec.gov. The SEC's Web site contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. Information about the operation of the SEC's Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. Copies of certain information filed by us with the SEC are also available on our website at www.evolutionpetroleum.com. Our website is not a part of this prospectus.

        You should rely only on the information contained or incorporated by reference in this prospectus and the applicable prospectus supplement. We have not authorized anyone else to provide you with additional or different information. We may only use this prospectus to sell securities if it is accompanied by a prospectus supplement. We are only offering these securities in states where the offer is permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement is accurate as of any date other than the dates on the front of these documents.

 INFORMATION INCORPORATED BY REFERENCE

        We are incorporating by reference in this prospectus the documents that we file with the SEC. This means that we are disclosing important information to you by referring to these filings. The information we incorporate by reference is considered a part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede this information.

        Any statement contained in a document incorporated or considered to be incorporated by reference in this prospectus shall be considered to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is considered to be incorporated by reference in this prospectus modifies or supersedes such statement.

        We incorporate by reference the following documents that we have filed with the SEC:

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  Annual Report on Form 10-K for the fiscal year ended June 30, 2009, filed on September 25, 2009, including information specifically incorporated by reference into our Form 10-K from our Proxy Statement for our Annual Meeting of Stockholders held on December 09, 2009;

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  Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, filed on November 13, 2009;

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  Quarterly Report on Form 10-Q for the quarter ended December 31, 2009, filed on February 12, 2010;

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  Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, filed on May 14, 2010;

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  Current Report on Form 8-K filed with the SEC on July 22, 2010.

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  The description of the Company's common stock contained in its registration statement on Form 8-A filed on July 13, 2006, and any amendment or report subsequently filed for the purpose of updating such description.

        In addition, we incorporate by reference into this prospectus (i) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since June 30, 2009, except for information furnished under Form 8-K which is not deemed filed and not incorporated herein by reference, (ii) all documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and before we have sold all of the common stock to which the prospectus relates or the offering is otherwise terminated, and (iii) all documents filed by us pursuant to the Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement.

        We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request, a copy of any or all of the information that has been incorporated in this prospectus by reference but not delivered with this prospectus. Requests for copies should be directed to Sterling H. McDonald, Vice President and Chief Financial Officer—Evolution Petroleum Corporation, 2500 City West Blvd., Suite 1300, Houston, Texas 77042, telephone (713) 913-0122.

Evolution Petroleum Corporation

400,000 Shares

8.5% Series A Cumulative

Preferred Stock

PROSPECTUS

        You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date of this prospectus. We are not making an offer of these securities in any state where the offer is not permitted.

June [    •    ], 2011